UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CBIZ, INC.
(Name of Registrant as Specified in its Charter)
Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CBIZ, INC.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

April 2, 2026

Dear Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of CBIZ, Inc., which will be held on Thursday, May 14, 2026, at 8:00 a.m. EDT, at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please vote by proxy as soon as possible. You may vote by proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card.

If you attend the meeting and prefer to vote in person, you may vote then and any previous voting instructions you have provided can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the opportunity to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Rick L. Burdick, Chair of the Board

CBIZ, INC.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2026

TO THE SHAREHOLDERS OF CBIZ, INC.:

The Annual Meeting of Shareholders (“Annual Meeting”) of CBIZ, Inc. (the “Company”) will be held on Thursday, May 14, 2026, at 8:00 a.m. EDT, at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, to consider the following purposes:

1. To elect two Directors to the Board of Directors of the Company with terms expiring at the Annual Meeting in 2029;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

3. To conduct a non-binding advisory vote to approve named executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record on March 17, 2026, will be entitled to notice of, and to vote at, the Annual Meeting.

We are furnishing proxy materials to our shareholders using the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on or about April 2, 2026, we are mailing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to many of our shareholders instead of a paper copy of the accompanying proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”). The E-Proxy Notice contains instructions on how to access our proxy materials over the Internet and how to execute a proxy. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including this proxy statement, the 2025 Annual Report, and a form of proxy card. All shareholders who do not receive an E-Proxy Notice, including the shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about April 2, 2026, unless these shareholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this proxy statement and the 2025 Annual Report on the Internet.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to submit a proxy as soon as possible so that your shares may be represented and voted. You may submit your proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. If you attend the Annual Meeting and prefer to vote in person, you may vote then and any previous voting instructions can be revoked at your request.

Independence, Ohio April 2, 2026	By Order of the Board of Directors, Jaileah X. Huddleston, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2026:

The proxy statement and the 2025 Annual Report are available, free of charge, at www.envisionreports.com/cbiz.

PLEASE SUBMIT YOUR VOTE BY PROXY

AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 14, 2026, and any adjournment or postponement thereof, to consider the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders. You may submit a proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. The Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) or, in some cases, the Notice of Annual Meeting, this proxy statement, CBIZ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”), and the accompanying proxy card were first mailed on or about April 2, 2026.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. Any proxy may be revoked by the person giving it at any time prior to being voted at the Annual Meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone by the deadlines noted on the proxy card.

Directors Rick L. Burdick and Gina D. France are designated as proxy holders on the proxy card. If a properly executed proxy is submitted to CBIZ with no instructions given regarding how to vote, the proxy holders will vote “FOR” the election as directors of Richard T. Marabito and Rodney A. Young, who have been nominated by the Nominating and Governance Committee (the “Nominating and Governance Committee”) of the Board. They will also vote “FOR” the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and “FOR” the non-binding advisory vote to approve the Company’s named executive officer compensation. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the Annual Meeting.

The Board of Directors established March 17, 2026 as the record date (the “Record Date”) for determining shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, CBIZ had 54,813,938 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, the election of directors, or Proposal No. 3, a non-binding advisory vote to approve the Company’s named executive officer compensation, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

The proposals regarding the ratification of the selection of the Company’s independent registered accounting firm and the non-binding advisory vote to approve the Company’s named executive officer compensation require the affirmative vote of a majority of the votes present and entitled to vote on the matter. The proposal regarding the election of directors requires the affirmative vote of a majority of the votes cast on the matter. In determining whether Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, or Proposal No. 3, a non-binding advisory vote to approve the Company’s named executive officer compensation, has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. For Proposal No. 1, the election of directors, abstentions will have no effect on the vote. Broker non-votes will have no effect on the vote for any of the proposals.

ELECTION OF DIRECTORS

Proposal No. 1

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of shareholders. The Board of Directors currently consists of nine members, with three members’ terms expiring at the Annual Meeting. The three members with terms expiring at the Annual Meeting are Richard T. Marabito, Benaree Pratt Wiley, and Rodney A. Young. Benaree Pratt Wiley will not stand for election at the Annual Meeting and her current term will expire at the Annual Meeting. Proxies cannot be voted for a greater number of persons than nominees named.

Directors Marabito and Young have been nominated for election by the Board. If elected at the Annual Meeting, these two nominees will serve until the 2029 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named as proxy holders to whom you have granted your proxy will vote for the election of another person as may be nominated by the Board of Directors. The approval of this proposal requires an affirmative vote of a majority of the votes cast with respect to each nominee. Abstentions and broker non-votes will have no effect on the vote for this proposal.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” the election of each of the Directors standing for election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Proposed Term
Richard T. Marabito	62	2021	2029
Rodney A. Young	70	2023	2029

Directors Whose Terms Continue

Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	74	1997	2028
Gina D. France	67	2015	2027
Jerome P. Grisko, Jr.	64	2015	2028
Kathy A. Raffa	67	2025	2028
A. Haag Sherman	60	2020	2027
Todd J. Slotkin	72	2003	2027

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Standing Committees of the Board of Directors” on page 14 and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes, or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes, or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each person brings to the Board.

Nominees For Directors

Richard T. Marabito has served as a Director of CBIZ since August 2021, when he was appointed as an independent director. Mr. Marabito is the President and Chief Operating Officer and a director of Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals headquartered in Chicago, Illinois. Prior to joining Ryerson Holding Corporation via merger with Olympic Steel, Inc., Mr. Marabito was the Chief Executive Officer and a director of Olympic Steel, Inc. (Nasdaq: ZEUS), a national metals service center headquartered in Cleveland, Ohio, from January 2019 to February 2025, after serving as the Chief Financial Officer from March 2000 through December 2018. He joined Olympic Steel, Inc. in 1994 as Corporate Controller. He was also a director and the past Chairman of the Metal Services Center Institute and served on the Board of Directors and as Audit Committee Chairman for Hawk Corporation from 2008 until the company’s sale in November 2010. Mr. Marabito has served on numerous non-profit boards over the course of his career including as a Trustee of Hawken School, Chair of the Northeast Ohio Regional Board for the Make-A-Wish Foundation, and currently serves as Trustee and Finance Committee Chair at the University of Mount Union.

Mr. Marabito’s experience as a public company Chief Operating Officer, past Chief Executive Officer, past Chief Financial Officer, director, and audit committee chair provides the Company with a great depth of corporate governance and operational expertise. His experience as a Certified Public Accountant, corporate treasurer, and controller bolsters his qualifications as an “audit committee financial expert” who brings significant accounting and finance capability to the Board.

Rodney A. Young has served as a Director of CBIZ since February 2023, when he was appointed as an independent director. Mr. Young has served as the Chief Executive Officer of Delta Dental of Minnesota since 2012. Delta Dental of Minnesota is an independent, non-profit health service plan corporation representing 8,000 Minnesota- and North Dakota-based purchasing groups and 4.4 million members nationwide. Mr. Young has twenty-five years of service on the boards of public and private corporations as well as non-profit organizations. His current Board service includes Delta Dental of Minnesota, Delta Dental Plans Association, and the Minnesota Business Partnership. He previously served as Chief Executive Officer of MGC Diagnostics (Nasdaq: MGCD), a former public med-tech manufacturer. Mr. Young also served as Chair, Chief Executive Officer and President of LecTec Corporation (former OTCBB: LECT), a former public med-tech manufacturer. He formerly served on the boards of Possis Medical, Health Fitness Corporation, Angeion Corporation, Bolder Options and Allina Health.

Mr. Young’s experience in sales, marketing, strategy, business development, international channel management and effective team building in the dental benefit, med-tech, pharma, and healthcare industries provides expertise critical to the continued growth of our benefits and insurance businesses.

Remaining Directors

Rick L. Burdick has served as Chair of the Board, a non-officer position, since August 2022. He has been a Director since 1997, when he was elected as an independent director. Mr. Burdick was previously elected by the

Board to be its Lead Director, a non-officer position, in May 2007, and its Vice Chair, a non-officer position, in October 2002. Following his elevation to the role of Chair, the roles of Vice Chair and Lead Director were eliminated. Mr. Burdick was a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) from 1988 until his retirement in 2019. Since 2022, Mr. Burdick has served as non-executive Chair of the Board of Directors of AutoNation, Inc. (NYSE: AN). Mr. Burdick is a National Association of Corporate Directors (“NACD”) Fellow and has earned the CERT Certificate in Cybersecurity Oversight through the NACD Cyber-Risk Oversight Program.

In his firm management role at Akin Gump, Mr. Burdick gained extensive knowledge regarding the strategic operation of a global professional services organization that is directly applicable in the oversight of CBIZ’s professional divisions. His broad transactional experience as both a director and legal representative of large public and multinational companies, and his maintenance of a complex legal practice involving regulatory and financial reporting issues, has informed CBIZ’s acquisition program and the management of our highly regulated business operations.

Gina D. France has served as a Director of CBIZ since February 2015, when she was appointed as an independent director. Ms. France founded France Strategic Partners, LLC, a strategy and transaction advisory firm, and has served as its President and Chief Executive Officer since 2003. Ms. France has over 40 years of experience in strategy, investment banking and corporate finance. Prior to founding France Strategic Partners, Ms. France was a Managing Director with Ernst & Young, LLP and directed the firm’s Center for Strategic Transactions. Prior to her work with Ernst & Young, Ms. France was a Senior Vice President with Lehman Brothers, Inc. in the investment banking division. Ms. France has served on the boards of the BNY Mellon Family of Funds since 2019. Ms. France has previously served on the board of Huntington Bancshares, Inc. (Nasdaq: HBAN) from 2016 until her retirement in 2025. Ms. France previously served on the boards of Cedar Fair, LP (now Six Flags) (NYSE: FUN), FirstMerit Corporation, Dawn Food Products, Inc., and Mack Industries.

Ms. France is qualified to serve on the Board because of her leadership experience in the investment banking, accounting and financial services fields and her service as a board member of several nationally recognized companies. Her considerable top-level experience in IT security principles, governance standards, strategic consulting and mergers and acquisitions provides CBIZ with valuable guidance in these key areas. Ms. France is an “audit committee financial expert” for SEC purposes.

Jerome P. Grisko, Jr. has served as a Director of CBIZ since November 2015. Mr. Grisko was appointed Chief Executive Officer of CBIZ in March 2016 and has served as President since February 2000. He was also Chief Operating Officer from February 2000 until his appointment as Chief Executive Officer. Mr. Grisko joined CBIZ as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December of 1998. Prior to joining CBIZ, Mr. Grisko was associated with the law firm Baker & Hostetler LLP, where he practiced from September 1987 until September 1998, serving as a partner from January 1995 to September 1998. While at Baker & Hostetler, Mr. Grisko concentrated his practice in mergers and acquisitions and general corporate law.

Throughout over twenty-eight years as Senior Vice President, Chief Operating Officer, President, and now Chief Executive Officer of CBIZ, Mr. Grisko has been integrally involved in leading the management, operations, and strategy of the Company. His expertise in mergers and acquisitions and his leadership in developing and fostering organic growth initiatives have been invaluable to the development of CBIZ.

Kathy A. Raffa has served as a Director of CBIZ since February 2025, when she was appointed as an independent director. As previously disclosed, in connection with the Company’s recent acquisition, Marcum LLP (“Marcum”) had the right to nominate a director to be appointed to the Board, subject to compliance with certain requirements and the recommendation of the Company’s Nominating and Governance Committee and approval by the Board. Ms. Raffa was nominated pursuant to this right. Ms. Raffa was the President of Raffa, PC, a top 100 accounting firm based in Washington, D.C., until its merger in 2018 with Marcum. She then served as the Office Managing Partner for Marcum’s D.C. region offices until her retirement in October 2023. Ms. Raffa spent the first 10 years of her career at Coopers & Lybrand (now PricewaterhouseCoopers) where she was a non-profit and higher education specialist in their audit practice. Ms. Raffa previously served on the Board of Directors of Eagle Bancorp, Inc. (Nasdaq: EGBN) and EagleBank (where she also served as chair of the Audit Committee), as well as on a number of non-profit boards including Trinity Washington University, where she was the chair of the Finance Committee and Audit Committee. She is a Certified Public Accountant licensed in the District of Columbia and in Maryland.

Ms. Raffa’s considerable expertise in management, founding and operating small businesses, her public company board service and her audit, accounting and consulting experience qualify her to serve on our Board of Directors.

A. Haag Sherman has served as a Director of CBIZ since August 2020, when he was elected as an independent director. Mr. Sherman has served since February 2015 as the Chief Executive Officer and a director of Tectonic Financial, Inc. and its predecessor, a bank and financial holding company. Prior thereto, Mr. Sherman co-founded Salient Partners, LP, a Houston-based investment firm, in 2002 and served in various executive positions, including Chief Executive Officer and Chief Investment Officer, through October 2011. In addition, he previously served as an executive officer and partner of The Redstone Companies from 1998 to 2002 where he, among other things, managed a private equity portfolio. Mr. Sherman previously served as a director of Hilltop Holdings, Inc. (NYSE: HTH) from November 2012 to August 2025. He also previously served as a director of PlainsCapital Corporation from September 2009 to November 2012. Mr. Sherman has served as an adjunct professor of law at The University of Texas School of Law. Mr. Sherman serves on the Governing Council of the Miller Center at the University of Virginia, as a trustee of the Episcopal Health Foundation, an investment committee member of the Episcopal Diocese of Texas and on the Executive Committee of Episcopal High School. Mr. Sherman previously practiced corporate law at Akin Gump from 1992 to 1996 and was an auditor at Price Waterhouse, a public accounting firm, from 1988 to 1989. Mr. Sherman is an attorney and certified public accountant.

Mr. Sherman’s extensive background in professional services, founding and operating small businesses, his public company board service and his legal and accounting experience qualify him to serve on our Board of Directors. Mr. Sherman is an “audit committee financial expert” for SEC purposes.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Slotkin was President & Chief Operating Officer of KMP Music LLC, a music publishing firm from 2020 until 2023. He was also a Senior Advisor at Alvarez & Marsal until 2022. Between 2014 and 2020, Mr. Slotkin served as the Global Business Head of Alvarez & Marsal’s Asset Management Services. Mr. Slotkin was lead independent director at Apollo Senior Floating Rate Fund from 2011 to 2024 and Apollo Tactical Income Fund from 2013 to 2024. In 2011, Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held from 2007 to 2008. Mr. Slotkin served on the Board of Martha Stewart Living Omnimedia (NYSE: MSO) from 2008 to 2012 and was head of its Audit Committee and Special Committee. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007, Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as an SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the Executive Vice President and Chief Financial Officer of publicly owned M&F Worldwide (NYSE: MFW) from 1998 to 2006. Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. He was the Global Head of Citigroup’s Leveraged Capital Group. Mr. Slotkin is a co-founder of Food Allergy Research & Education, Inc., formerly known as the Food Allergy Initiative.

Mr. Slotkin’s considerable experience in both public and privately held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Board in overseeing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to oversee the Company’s capital, strategic and transactional matters. Mr. Slotkin is an “audit committee financial expert” for SEC purposes.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 2

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since 1996. Information on fees paid to KPMG LLP during the Company’s 2024 and 2025 fiscal years can be found after the Audit Committee Report, on page 23.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The approval of this proposal requires an affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting SEC rules, public companies are required to conduct a non-binding advisory vote on their named executive officer compensation, as disclosed in applicable filings with the SEC. The Company has determined that its shareholders should consider this issue on an annual basis. Accordingly, the Company is again providing its shareholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers (as hereinafter defined), as disclosed in this proxy statement. Following the advisory vote to be held at the Annual Meeting, the next scheduled non-binding advisory vote on named executive officer compensation is expected to be held at CBIZ’s 2027 Annual Meeting of Shareholders.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term shareholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2025 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their respective individual performances.

Accordingly, the Company is asking its shareholders to vote on the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board or the Compensation and Human Capital Committee, nor will it overrule any prior decision or require the Board or the Compensation and Human Capital Committee to take any action. However, the Board and the Compensation and Human Capital Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board and the Compensation and Human Capital Committee is based in part upon the vote of shareholders at the Company’s 2025 Annual Meeting, in which our shareholders approved our Named Executive Officer compensation, and upon discussions with representatives of individual shareholders that the Company conducts on an ongoing basis. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets.” The approval of this proposal requires an affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 17, 2026, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each nominee for director, (4) each Named Executive Officer and (5) all directors and current executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares to qualify for service as a director or executive officer. However, CBIZ has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer and recommending that the CEO maintain stock valued at a multiple of five times his base salary. The policy recommends that the remaining Named Executive Officers maintain stock valued at a multiple of three times their base salary. All of the Directors and Named Executive Officers are in compliance with this policy.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
FMR LLC	7,132,906	(3)	13.01%
The Vanguard Group	4,672,672	(4)	8.52%
Blackrock, Inc.	3,542,696	(5)	6.46%
Morgan Stanley	2,929,047	(6)	5.34%
22C Capital LLC	2,804,527	(7)	5.12%
Jerome P. Grisko, Jr.	1,188,740	(8)	2.17%
Michael Kouzelos	389,718	(9)	*
Ware Grove	301,518	(10)	*
Chris Spurio	239,340	(11)	*
Rick L. Burdick	181,815	(12)	*
Brad Lakhia	148,479	(13)	*
Gina D. France	70,035	(14)	*
A. Haag Sherman	64,074	(15)	*
Richard T. Marabito	62,836	(16)	*
Rodney A. Young	59,310	(17)	*
Todd J. Slotkin	51,178	(18)	*
Benaree Pratt Wiley	21,336	(19)	*
Kathy A. Raffa	2,361	(20)	*
All directors and current executive officers as a group (12 persons)	2,247,516		4.10%
Total Shares Outstanding on March 17, 2026: 54,813,938

*	Represents less than 1% of total number of outstanding shares. All shares are common stock and no other classes of stock have been issued.
(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 5959 Rockside Woods Blvd. N., Suite 600, Independence, OH 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person. Additionally, none of the listed directors and executive officers named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of options exercisable within 60 days of March 17, 2026, the Record Date for the Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on January 8, 2026, by FMR LLC. According to the report, FMR LLC, acting as a parent holding company or control person, beneficially owns 7,132,906 shares, of which it has sole voting power with respect to 7,121,423 shares and sole dispositive power with respect to 7,132,906 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on November 12, 2024, by the Vanguard Group. According to the report, the Vanguard Group, acting as an investment advisor, beneficially owns 4,672,672 shares, of which it has shared voting power with respect to 87,317 shares, sole dispositive power with respect to 4,530,946 shares, and shared dispositive power with respect to 141,726 shares. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on January 26, 2024, by BlackRock, Inc. According to the report, BlackRock, Inc., acting as a parent holding company or control person, beneficially owns 3,542,696 shares, of which it has sole voting power with respect to 3,483,747 shares and sole dispositive power with respect to 3,542,696 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(6)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on November 6, 2024, by Morgan Stanley. According to the report, Morgan Stanley, acting as parent holding company or control person, beneficially owns 2,929,047 shares, of which it has shared voting power with respect to 2,660,596 shares and shared dispositive power with respect to 2,861,597 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(7)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on May 8, 2025, by 22C Capital LLC. According to the report, 22C Capital LLC, which is indirectly owned by each of Eric J. Edell and David Randall Winn, beneficially owns 2,804,527 shares, of which it has shared voting power with respect to 2,804,527 shares and shared dispositive power with respect to 2,804,527 shares. The address of each of 22C Capital LLC and David Randall Winn is 7900 Glades Road, Suite 540, Boca Raton, Florida 33434. The address of Eric J. Edell is 445 Park Avenue, 13th Floor, New York, New York 10022.

(8)

Consists of 474,579 shares of common stock held in a fixed irrevocable trust, 62,920 shares of common stock held in spousal trust, 345,675 shares of common stock held in a spousal lifetime access trust, 177,914 shares of common stock held in a spousal lifetime access trust and 127,652 shares of common stock, including restricted stock units, owned of record by Mr. Grisko.

(9)	Consists of 389,718 shares of common stock, including restricted stock units, owned of record by Mr. Kouzelos.
(10)	Consists of 301,518 shares of common stock owned of record by Mr. Grove. The reported figure reflects Mr. Grove’s holdings to the knowledge of the Company.
(11)	Consists of 239,340 shares of common stock owned of record by Mr. Spurio. The reported figure reflects Mr. Spurio’s holdings to the knowledge of the Company.
(12)	Consists of 179,454 shares of common stock, including restricted stock, held by a Limited Partnership controlled by Mr. Burdick, and 2,361 shares of restricted stock owned of record by Mr. Burdick.
(13)	Consists of 148,479 shares of common stock, including restricted stock units, owned of record by Mr. Lakhia.
(14)	Consists of 70,035 shares of common stock, including restricted stock, owned of record by Ms. France.
(15)

Consists of options to purchase 50,000 shares of common stock granted to Mr. Sherman as an initial non-employee director grant under the 2019 OIP, and 14,074 shares of common stock, including restricted stock, owned of record by Mr. Sherman.

(16)

Consists of options to purchase 50,000 shares of common stock granted to Mr. Marabito as an initial non-employee director grant under the 2019 OIP (as hereinafter defined), and 12,386 shares of common stock, including restricted stock, owned of record by Mr. Marabito.

(17)

Consists of options to purchase 50,000 shares of common stock granted to Mr. Young as an initial non-employee director grant under the 2019 OIP, and 9,310 shares of common stock, including restricted stock, owned of record by Mr. Young.

(18)	Consists of 51,178 shares of common stock, including restricted stock, owned of record by Mr. Slotkin.

(19)	Consists of 18,000 shares of common stock held in a fixed irrevocable trust, and 3,336 shares of common stock, including restricted stock, owned of record by Mrs. Wiley.
(20)	Consists of 2,361 shares of common stock, including restricted stock, owned of record by Ms. Raffa.

DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducted four regular meetings and one special meeting during fiscal 2025. Each then-serving director attended at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served. The Company does not have a formal policy regarding directors’ attendance at annual shareholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend all regular and special Board meetings as well as the annual meeting of shareholders either in person or by teleconference. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2025 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the Committees of the Board of Directors summarized below, our independent directors met four times in executive session during fiscal 2025. Mr. Burdick chaired these executive sessions.

Communication with the Board of Directors

Security holders and other interested parties may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Chair, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the non-employee Directors.

Standing Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation and Human Capital Committee, and a Nominating and Governance Committee, all of which were active during 2025. The Board of Directors has determined that all members of the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee are independent as set forth in the NYSE Listed Company Manual and under applicable SEC rules. The following is a description of the Committees of the Board of Directors:

Audit Committee

The members of the Audit Committee are Directors Marabito (Chair), France, Sherman and Slotkin. CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted eight regular meetings and one special meeting during 2025. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant,” “independent registered public accounting firm” or “independent auditor”) and reviews issues raised by the independent accountant as to the scope of its audit and its audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. As part of the selection process, the Audit Committee assesses the qualifications and work quality of the independent accountant and its engagement team. The experience, background and expertise of the engagement team, the independent accountant’s system of quality control, the Public Company Accounting Oversight Board (“PCAOB”) report on the firm, the actions taken against the firm by the PCAOB and the SEC as well as the actions taken by the firm in response to such actions, the impact of changing auditors, and the existence of any significant involvement of the firm in known litigation matters are among the factors considered by the Audit Committee in selecting the Company’s independent registered public accounting firm. The Audit Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Compensation and Human Capital Committee

The members of the Compensation and Human Capital Committee are Directors Burdick (Chair), France, Slotkin, Sherman, Wiley, and Young. The Compensation and Human Capital Committee conducted four regular meetings and no special meetings during 2025. The Compensation and Human Capital Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s executive officers, including salary, bonus, and benefits. The Compensation and Human Capital Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans.

The Compensation and Human Capital Committee was established to undertake duties, including: (a) review and approve the Company’s compensation philosophy, strategy and structure and assist the Board in establishing a proper system of long-term and short-term compensation to provide performance-oriented incentives to management and compensation plans that are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) discharge the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer and other executive officers of the Company and its subsidiaries; (c) review the disclosures in the Compensation Discussion and Analysis and prepare an annual compensation committee report for inclusion in the Company’s proxy statement; (d) make recommendations to the Board with respect to incentive-compensation plans and equity-based plans and administer the Company’s equity-based plans; (e) review and discuss with management the Company’s activities, programs and systems related to human capital issues; and (f) perform such other functions as the Board may from time to time assign to the Compensation and Human Capital Committee. The Compensation and Human Capital Committee may delegate to subcommittees any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. The Compensation and Human Capital Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive compensation annually, other than his own, or more often as the Chief Executive Officer or the Compensation and Human Capital Committee may deem necessary throughout each year.

Compensation and Human Capital Committee Consultants

The Compensation and Human Capital Committee is free to hire any advisors or consultants, including compensation consultants in its sole discretion, as it may deem necessary or advisable at any time. Since 2017, the Compensation and Human Capital Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), to evaluate and recommend updates to the Company’s executive compensation program and to provide refreshed benchmarking data. The Compensation and Human Capital Committee determined that its and the Company’s use of Meridian as compensation consultants during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4) under the Exchange Act, and confirmation of relevant facts received by the Compensation and Human Capital Committee from Meridian.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Human Capital Committee during 2025 and continuing through 2026 is or has been an officer or employee of CBIZ or had any relationships requiring disclosure under Item 404 of Regulation S-K. There are no Compensation and Human Capital Committee interlocking relationships with respect to CBIZ.

The Charter of the Compensation and Human Capital Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Directors Wiley (Chair), Burdick, Marabito and Young. The Committee conducted four regular meetings and no special meetings in 2025. The Nominating and Governance Committee was formed to (a) assist the Board in determining the desired experience, mix of skills and other qualities for appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board; (b) help to identify highly qualified individuals meeting those criteria to serve on the Board; (c) propose to the Board a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in Board composition requirements; (d) review director candidates recommended or nominated by shareholders for election to the Board; (e) develop plans, and make recommendations to the Board, regarding the size and composition of the Board and its committees; (f) develop and review management succession plans; (g) develop and recommend to the Board a set of corporate governance principles applicable to the Company and review established corporate governance guidelines of the Board at least annually and monitor and make recommendations to the Board with respect to the corporate governance principles applicable to the Company; (h) oversee the evaluation of the Board and management of the Company; and (i) perform such other functions as the Board may from time to time assign to the Nominating and Governance Committee.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Shareholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of the following: (i) real estate properties, (ii) loans and securities, including any lending and financing activities related thereto, (iii) public company regulations imposed by the SEC and the NYSE, amongst others, (iv) portfolio and risk management, (v) the major geographic locations within which the Company operates, (vi) sound business practices, (vii) accounting and financial reporting, and (viii) one or more of the principal lines of business in which the Company is engaged; and (6) the ability to satisfy criteria for independence established by the SEC and the NYSE, as they may be amended or otherwise modified from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Nominating and Governance Committee specifically follows the requirements of its Charter to “identify and recommend board candidates consistent with the desired experience, mix of skills and other qualities to assure appropriate Board composition” in accordance with the current criteria set out by the Committee. The Nominating and Governance Committee believes that the current Board members, as well as the candidates considered and nominated for election at the Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience and expertise, education, skills and other qualities and attributes that contribute to heterogeneity.

The Nominating and Governance Committee will consider any candidate recommended by a shareholder, provided that the shareholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for shareholder proposals, that contains the following: (1) the recommending shareholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending shareholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending shareholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending shareholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a shareholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, and (b) the candidate’s background and qualifications. No candidate recommendations were received from shareholders for consideration in 2025 or to date in 2026.

The Nominating and Governance Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Nominating and Governance Committee’s Charter is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

DIRECTORS’ ROLE IN RISK OVERSIGHT
Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the Charters of its Committees. The activities of the enterprise risk management program (“ERM”) entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory, cybersecurity, reputational, Environmental, Social and Governance (“ESG”), and related risks — and the review of plans to mitigate their possible effects.
In their risk oversight role, individual directors, as well as each Committee and the Board as a whole, satisfy themselves that the risk management policies and procedures designed and implemented by the Company’s senior executives and through the risk management structure of the Company are consistent with the Company’s strategy and risk appetite; that these policies and procedures are functioning as directed; and that necessary steps are taken to foster an enterprise-wide culture that supports appropriate risk awareness, behaviors and judgments about risk, and recognizes and appropriately escalates and addresses risk-taking beyond the Company’s determined risk appetite. The Board identifies the type and magnitude of the Company’s principal risks and directs the CEO and the Senior Leadership Team (as hereinafter defined) to be fully engaged in risk management. In addition, the roles and responsibilities of the Committees in overseeing specific categories of risk are annually reviewed to ensure that, taken as a whole, the Board’s oversight function is coordinated and comprehensive. Board members have qualifications and backgrounds that assist them in conducting these oversight activities, as noted in their individual biographies beginning on page 4.
In 2025, the management team, and the Board completed a review of the ERM program to update the ERM risk register and to identify additional risks to be added to the register, risks to be monitored over time, emerging risks, and risks that are no longer considered enterprise risks that should
be removed from the register. The management team and the full Board reviewed the risk factors disclosed in the Company’s SEC disclosure documents, and recommended changes. Input into risks and mitigation programs was received from all key function and operational areas of responsibility, and the Board received presentations throughout the year regarding the principal areas of risk, along with the efforts and programs undertaken to mitigate these risks. The Board and each of its Committees were actively engaged in reviewing the Company’s risk throughout 2025 and continuing in 2026.
Code of Professional Conduct and Ethics and Corporate Governance Guidelines
CBIZ has a Code of Professional Conduct and Ethics (the “Code”) that applies to every director, officer, and employee of the Company. The Code is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. Any amendments to or waivers from the Code of Professional Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or any other person performing similar functions are approved by our Audit Committee and posted to the Company’s website, www.cbiz.com, within the time period required by applicable rules.
CBIZ also has corporate governance guidelines available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.
Insider Trading Policy
CBIZ has an insider trading policy governing the purchase, sale and other dispositions of CBIZ’s securities that applies to all personnel of CBIZ and its subsidiaries, including directors, officers and employees and other covered persons, as well as CBIZ itself. CBIZ believes that its insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of CBIZ’s insider trading policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form
10-K
filed with the SEC on February 28, 2025.
ESG and CSR Programs, and SASB-Related Disclosures
The Board and management continue to maintain the Company’s ESG and Corporate Social Responsibility (“CSR”) programs. Updated highlights of our policies and efforts during 2025 are summarized on our website at
www.cbiz.com/about-us/corporate-social-responsibility,
including our Human Rights and Sustainability policies, our annual CSR report and Sustainability Accounting Standards Board (“SASB”) related disclosures regarding data security, inclusion, team engagement, professional integrity, and vendor oversight. The programs noted here and on the website are Company-wide programs that include involvement at the local level in our major markets and offices.
The Company’s sustainability efforts focus on improving the energy efficiency of our facilities, adoption of technology including use of electronic signature and digital records management systems, extending the life cycle of computer hardware, the use of energy efficient data center technology, and virtual options for meetings and trainings. We also continue to utilize our green workplace programs to engage our team members in daily actions like recycling, waste reduction and reuse initiatives.
The Company continues to maintain a Human Rights Policy and Program, which establishes guiding principles, specific program elements, and measures undertaken to support this policy.
The Company continues to invest in team member experience and engagement as a key component of building a strong culture that supports our goals for growth and innovation. Our experience and engagement strategy includes various initiatives that include the following:

•
In 2025, we implemented a new, comprehensive learning management system designed to expand access to learning and development opportunities for our team members. The platform supports career path–aligned development by providing structured learning experiences that help our team members build the skills needed for growth and advancement within the Company. In addition, the system enables our Learning and Development team to capture enhanced data and insights on participation and outcomes, allowing us to continuously evaluate and improve our programs.

•
We are committed to fostering a strong sense of belonging across the Company by creating intentional opportunities for team members to connect with one another. Over the last year, we expanded our Employee Resource Group (ERG) offerings to provide additional spaces where team members can engage with colleagues who share common interests, experiences, or perspectives. In addition to our formal mentoring program, we have also introduced “buddy” programs in several parts of the Company to help new and existing team members build meaningful connections and navigate the Company more effectively. Alongside initiatives such as our Great People, Great Place (GP2) program, which encourages local engagement and relationship-building, these efforts are designed to strengthen connections across teams, offices, and practices while supporting an inclusive environment where all team members feel welcomed and valued. Participation in these initiatives is voluntary and open to all team members.

•
Following the acquisition of the
non-attest
business of Marcum in 2024, and in support of our integration efforts, we expanded our approach to gathering team member feedback. In addition to our annual employee engagement surveys, we introduced a new employee sentiment assessment designed to capture the perspectives and experiences of our team members during this period of transition. The insights gathered through these tools provide meaningful feedback that enables us to take action directly informed by our team members’ input, helping us refine policies, strengthen communication, and guide strategies that support engagement and connection across the organization.

•	Our efforts to offer a competitive and compelling total rewards package that includes compensation, incentives, benefits, vacation and sick time, leave programs and well-being programs.

•
Recognition programs are an important part of how we celebrate and reinforce the contributions of our team members across the Company. We continue to expand the use of our centralized, cloud-based recognition platform to make recognition more visible, personal, and meaningful. The platform provides simple, user-friendly tools that enable colleagues, leaders, and managers to recognize one another in real time, helping to strengthen connection and appreciation across teams. It also allows for a more personalized recognition and reward experience, ensuring that moments of impact and achievement are acknowledged in ways that resonate with our team members.

•
Engaging with and supporting the communities where we live and serve remains a core part of our culture and reflects our commitment to living our values. Through our CBIZ Cares program, team members are encouraged to give back through service and charitable giving. All team members are provided paid volunteer service hours, enabling them to dedicate time to causes and organizations that matter to them, while many of our offices also organize local service initiatives that strengthen connections within their teams and communities. In addition, over the last year we introduced the CBIZ Foundation as an important extension of our community engagement efforts. The Foundation provides another meaningful way for team members to contribute by supporting impactful organizations and causes through charitable donations. Together, CBIZ Cares and the CBIZ Foundation reinforce our commitment to service, philanthropy, and community impact, while creating opportunities for our team members to come together within our offices and across the broader communities we serve.

CBIZ’s commitment to good governance and corporate responsibility principles is also demonstrated through our governance guidelines, Mission and Vision Statements, stated Core Values, Client Service Promise, the charters of our Committees, our Code of Professional Conduct and Ethics and workplace professional code of conduct policies and training programs, our conflict resolution processes, the enterprise risk management program, client confidentiality and cybersecurity policies and procedures, our extensive investor relations and engagement programs, our quality control programs, and our ethics hotline.

DIRECTOR INDEPENDENCE

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the Board of Directors affirmatively determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies such other criteria as specified by the provisions of the NYSE Listed Company Manual.

The Nominating and Governance Committee and the Board of Directors have affirmatively determined that each of the following Board members has no material relationship with CBIZ and is an independent director: Rick L. Burdick, Gina D. France, Richard T. Marabito, Kathy A. Raffa, A. Haag Sherman, Todd J. Slotkin, Benaree Pratt Wiley and Rodney A. Young. The Nominating and Governance Committee and the Board of Directors also affirmatively determined that each of the Audit, Compensation and Human Capital and Nominating and Governance Committee’s members meets the independence requirements set out in the NYSE Listed Company Manual and under applicable SEC rules. Mr. Grisko is not considered an independent director because of his employment as our Chief Executive Officer and President.

Company Leadership Structure

The position of Chair of the Board of Directors is held by Mr. Burdick in an independent, non-executive capacity. The position of Chief Executive Officer is held by Mr. Grisko. In addition to serving as chair for all Board meetings, Mr. Burdick also chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. It is the Board’s belief that the current composition of its leadership positions, the committee system and the position of an independent Chair effectively maintain Board independence and independent oversight of management and Company performance. As in past years, each member of the Board and each Committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group. The Board believes the current structure provides the Board with a comprehensive understanding of ongoing operations and current issues, as well as facilitates the identification of emerging issues, communication of essential information to the Board and preparation of matters for Board consideration.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of four of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules. Each of the Audit Committee members has been identified as an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee closely monitors developments in corporate governance, including those related to the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules pursuant to the Act. The Audit Committee’s Charter and the Code of Professional Conduct and Ethics reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Audit Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with Generally Accepted U.S. Accounting Principles (“GAAP”). The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditor do not ensure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that the Company’s independent auditors are in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Audit Committee continued to be active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the representatives of KPMG LLP, the independent auditor who is responsible for expressing opinions on the conformity of those audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has discussed with the independent accountant the accountant’s independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditor the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2025 with the independent auditor, and the leaders of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee once again reviewed the experience, background and expertise of the KPMG LLP engagement team, the public accounting firm’s system of quality control, the PCAOB report on the firm, the impact of changing auditors, the absence of any significant involvement of the firm in known litigation matters, along with other factors and considerations, and determined that the selection of KPMG LLP as the Company’s independent auditor was in the best interests of the Company and the stockholders.

Based on the review and discussions referred to above, the Audit Committee approved and recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Audit Committee of the Board of Directors
Richard T. Marabito, Chair Gina D. France A. Haag Sherman Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal years 2025 and 2024:

Audit fees billed or expected to be billed for the fiscal year 2025 were $3,854,500. Audit fees billed for the fiscal year 2024 were $4,035,055. Audit fees include fees related to the integrated audit of consolidated financial statements and internal control over financial reporting, AS 4105 interim reviews and service associated with SEC registration statements or other documents issued in connection with securities offerings.

Audit-related fees billed or expected to be billed for the fiscal year 2025 were $48,300. This related to the audit of the CBIZ Retirement Savings Plan. In 2024, audit-related fees of $2,048,300 were related to due diligence services pertaining to the Company’s acquisition of the non-attest business of Marcum of $2,000,000 and $48,300 for the audit of the CBIZ Retirement Savings Plan, respectively.

There were no tax fees billed by KPMG LLP in fiscal year 2025. Tax fees for the fiscal year 2024 were $35,000 pertaining to tax consultation.

There were no other fees billed for professional services by KPMG LLP in fiscal years 2025 and 2024.

Pursuant to its Charter and the Act, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent registered public accounting firm, and certain services may not, under any circumstances, be performed for the Company by its independent registered public accounting firm. KPMG LLP, the Company’s independent registered public accounting firm, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other applicable law or regulation. In addition, the independent registered public accounting firm is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by the Audit Committee, except as may otherwise be provided by applicable law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chair personally in advance of full Audit Committee consideration and approval, provided that each engagement total no more than

$50,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for fee negotiations with KPMG LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Human Capital Committee of the Board (the “Compensation Committee” or the “Committee” throughout this Compensation Discussion and Analysis) is responsible for establishing, implementing, and monitoring the application of its compensation philosophy with respect to the senior management and directors of the Company. At CBIZ, the Senior Leadership Team (“SLT”) consists of the Company’s executive officers and certain Senior Vice Presidents. The Committee’s goal is to ensure that the total compensation paid to the SLT is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Jerome P. Grisko, Jr. (“CEO”), Brad Lakhia (“CFO”), Chris Spurio (“Former President, Financial Services”), Michael Kouzelos (“President, Benefits & Insurance Services”), and Ware Grove (“Former CFO”) are referred to as the “Named Executive Officers” or “NEOs,” all of whom are current members of the SLT, with the exception of Mr. Grove and Mr. Spurio, who left their roles in March 2025 and January 2026, respectively. The Board has specifically designated the executive officers of the Company as the foregoing NEOs and limited the exercise of the Company’s policy making functions to the NEOs. The Board has determined that no other officer of the Company has been given, or has exercised, any similar policy making authority in 2025. Therefore, only the NEOs designated above have served as Executive Officers of the Company in 2025 as such term is defined by Rule 3b-7 of the Exchange Act.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term, and strategic goals of the Company, and aligns executives’ interests with those of the shareholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at comparable companies. To that end, the Committee believes executive compensation packages provided by the Company to the SLT members, including the Named Executive Officers, should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to the Company’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at the Company.

Ultimately, compensation paid to members of the SLT, including amounts paid to the NEOs, is determined based on the judgment of the Compensation Committee with input from the Chair of the Board, the CEO and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SLT, including the NEOs, and reviews recommendations and makes determinations regarding equity awards to any CBIZ employee after considering the recommendation of the CEO. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended compensation adjustments or awards.

Setting Executive Compensation

To assist the Compensation Committee in applying its compensation philosophy and objectives, the Compensation Committee engaged Meridian, an outside executive compensation consulting firm, to periodically conduct reviews of its compensation program for the SLT and the Board of Directors. The Compensation Committee received research from Meridian that indicated that the prevalent performance measures used as targets in the compensation incentive plans of peer group companies included profit measures, revenue targets, total shareholder return (“TSR”) measurements, and other return metrics. The Committee also monitored developments in compensation philosophy and statements of principles issued by proxy advisors such as Glass, Lewis & Co. and Institutional Shareholder Services (“ISS”). At the request of the Committee, CBIZ subscribes to the executive compensation analysis services of a leading compensation and governance consulting firm (the “Governance Firm”). The Committee regularly reviewed and used compensation analysis reports of this Governance Firm as benchmarks to evaluate the compensation packages of members of the SLT and to confirm the validity of the data provided by Meridian.

Meridian again evaluated and recommended updates to the Company’s executive compensation program and provided refreshed benchmarking data following the 2025 proxy season to provide the Committee with a more current basis for comparing median compensation levels for the SLT.

In November 2025, the Compensation Committee conducted a review of the Company’s peer group with the assistance of Meridian, with Meridian proposing changes to the prior year peer group due to the Company’s increased size following the acquisition of the non-attest business of Marcum. Meridian analyzed target compensation components and levels for the SLT, including the Named Executive Officers. Meridian delivered a report (the “Meridian Report”) to the Compensation Committee that compared each element of total compensation for the SLT primarily against two groups. The first group was a custom peer group of 26 publicly traded professional services, insurance, information technology, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Company Peer Group”).

The Company Peer Group consists of the following companies:

AMN Healthcare Services, Inc.	ExlService Holdings, Inc.	Parsons Corporation
ASGN Incorporated	FTI Consulting, Inc.	Paychex, Inc.
Barrett Business Services, Inc.	Heidrick & Struggles International, Inc.	Paycom Software, Inc.
Brown & Brown, Inc.	Huron Consulting Group Inc.	Science Applications International Corporation
CACI International Inc	ICF International, Inc.
Crawford & Company	Insperity, Inc.	TransUnion
Cross Country Healthcare, Inc.	KBR, Inc.	TriNet Group, Inc.
Dayforce Inc.	Kforce Inc.	TrueBlue, Inc.
Dun & Bradstreet Holdings, Inc.	Korn Ferry	Verisk Analytics, Inc.

The second group was a set of service-based companies that Meridian selected from the confidential Equilar Top 25 ECS Survey Database and which were between one-third to three times the Company’s revenue (collectively, the “Survey Peer Group”). Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual company, Meridian’s methods and use of the data sets were helpful to the Committee because they created a broad basis on which to establish the market value compensation targets for all members of the SLT, including the Named Executive Officers.

The Committee targets compensation for each member of the SLT, including Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of the market median of compensation paid to similarly situated executives of the companies comprising the comparison groups. The

Committee may set target total compensation for an SLT member, including a Named Executive Officer, at levels outside of this range due to a variety of factors including:

•	the performance of the executive and its relation to the Company’s performance;

•	the experience, expertise and impact the executive brings to the Company;

•	the true scope of the job responsibilities of the executive, relative to the external market job benchmark;

•	the Company’s executive pay structure and hierarchy, and internal pay comparisons;

•	the change in compensation actions expected for other executives, for all employees, and for outside directors;

•	relevant industry norms and developments;

•	the amount of compensation earned by the executive at the Company in prior periods or at a previous place of employment; and

•	the performance of the Company during any particular year.

Compensation levels may also be adjusted to reflect ancillary compensation data that the Company has obtained from publicly available competitive intelligence, the Governance Firm benchmark data, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of each NEO’s total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the percentile target range for the aggregate of the various components of total compensation. The Committee reviews information provided by Meridian, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

2025 Executive Compensation Components

For the fiscal year ended December 31, 2025, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based short-term incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans; and

•	perquisites and other personal benefits.

The Committee believes that these compensation components provided effective incentives for our senior management team to drive successful results related to the Company’s principal 2025 performance measures.

Base Salary

The Company provides the Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SLT, including Named Executive Officers, to the Survey Peer Group and the Company Peer Group, and to target total compensation at or near median levels, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SLT, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by its compensation consultants;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Any merit-based increases for the Named Executive Officers (other than the CEO) would be based on the evaluation and recommendation of the CEO and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the CEO are based upon the Committee’s assessment of his performance as well as upon the data reflected in the Meridian Report. In 2025, the Compensation Committee determined that base salary increases of 5.3%, 12.9%, and 7.1% were appropriate for Mr. Grisko, Mr. Spurio and Mr. Kouzelos, respectively. Mr. Lakhia’s base salary was not increased in 2025, given he commenced the role of CFO in March 2025. The Committee determined that the approved increase in salary for each NEO other than Mr. Lakhia was in line with market practice for their respective positions.

Performance-Based Short-Term Incentive Compensation

At the 2019 Annual Meeting, shareholders approved the CBIZ, Inc. 2019 Omnibus Incentive Plan (the “2019 OIP”), which was subsequently amended and reapproved by the shareholders at the 2023 Annual Meeting. The 2019 OIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SLT and other key employees throughout the Company. The Company believes that the 2019 OIP encourages the growth of shareholder value and allows key employees to promote and benefit from the long-term growth and profitability of CBIZ.

In 2025, the Committee awarded short-term non-equity incentive compensation to the SLT, including the Named Executive Officers, under the 2019 OIP through the adoption of an annual Executive Incentive Plan (“EIP”). The Committee also awarded long-term incentive compensation in the form of restricted share units and performance share units in 2025. Members of the SLT, including the Named Executive Officers, are granted equity awards based on their performance and in accordance with the Company’s long-term equity incentive program. Members of the SLT, including the Named Executive Officers, received or will receive cash incentive compensation paid in 2026 under the 2025 EIP based upon Company and individual performance in 2025.

As discussed in detail in the section titled “CBIZ Annual Executive Incentive Plan” below, in 2025 the EIP cash incentive compensation component consisted of a financially based award (“Financially Based Award”) dependent on the Company’s financial performance results in terms of pre-tax income (“Pre-Tax Income”) and the Company’s total growth in revenue (“TGIR”), which are non-GAAP financial measures, and an individual performance award (“IPA”). These measures are subject to adjustment to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax Income or TGIR, such as material acquisitions and divestitures, gains or losses on sale, or accounting rule changes. For purposes of the EIP, TGIR is a non-GAAP financial measure that represents total growth in revenue (calculated in accordance with GAAP) adjusted for the impact of acquisitions that have not completed a full 12 months with CBIZ. Likewise, for purposes of the EIP, Pre-Tax Income is a non-GAAP financial measure that represents GAAP income excluding the impact of taxes and any profit or loss associated with acquisitions, including the acquisition of the non-attest business of Marcum, as discussed below.

CBIZ Annual Executive Incentive Plan

The 2025 EIP was an annual cash incentive program adopted by the Committee under the authority of the 2019 OIP. The 2025 EIP provided guidelines for the calculation of non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an annual EIP should be continued and, if so, approves the members of the SLT eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

The 2025 EIP calculated cash incentive awards based on the Company’s Pre-Tax Income and TGIR results under the Financially Based Award component (approximately 80% of total 2025 EIP opportunity). As in prior years, under the Financially Based Award component of the 2025 EIP, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on whether the Company exceeds, meets, or fails to meet predetermined targets. In 2025, the predetermined targets consisted of non-GAAP financial measures of a Pre-Tax Income target (“Pre-Tax Income Target”) and a TGIR target (“TGIR Target”).

The Committee is permitted under the terms of the EIP to make adjustments to the targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the Pre-Tax Income Target and thirty percent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the TGIR Target. The TA opportunities for members of the SLT, including the Named Executive Officers, assuming the Company’s final adjusted Pre-Tax Income results coincide with the Pre-Tax Income Target and the Company’s final adjusted TGIR results coincide with the TGIR Target, range from 20% to 90% of base salary.

The TM range for the Pre-Tax Income Target may reduce the awards to 0% or increase the awards to 200% of the Pre-Tax Income Target-related portion of an executive’s bonus opportunity. The TM range for the TGIR Target may reduce the awards to 0% or increase the awards to 200% of the TGIR Target-related portion of an executive’s bonus opportunity. For fiscal year 2025, 100% of each Named Executive Officer’s financially-based EIP award was calculated as a function of corporate financial objectives relating to Pre-Tax Income Targets and TGIR Targets.

The 2025 EIP also contained an additional IPA component, under which each member of the SLT, including the Named Executive Officers, could have earned an additional award, ranging from 25-30% of the executive’s base TA based on individual performance. The range of potential IPA for each individual depended in part upon the position and relative responsibility of each member of the SLT. The Compensation Committee determined that a predetermined percentage of the base TA of the SLT should be granted to them if they are determined to achieve financial and certain non-financial goals set by the Compensation Committee. Under the 2025 EIP, the Committee again determined that the CEO’s IPA percentage of base TA should be 30%, and the IPA percentage of base TA for each remaining member of the SLT, including the other Named Executive Officers, should be 25%.

Measurement of individual performance under this component was based upon the assessment by the Compensation Committee of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial and other results. The CEO’s recommendations and underlying assessments regarding the performance of members of the SLT other than himself were presented to the Compensation Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. The CEO’s eligibility for his IPA award was directly judged by the Compensation Committee. For the IPA award actually awarded to each NEO for 2025, see the “Indiv. Perform. Award” column of the EIP award table on page 31.

Upon completion of the fiscal year, the Committee reviewed the Pre-Tax and TGIR performance of the Company, determined the TMs applicable to the SLT’s respective TAs, determined the applicable IPA percentage, calculated the EIP award earned for each member of the participating group, made applicable adjustments if any, and certified the appropriate EIP awards.

For 2025, the Committee set the Pre-Tax Income Target at the range of $325.7 million to $339.7 million. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2025, the Company was required to post results that were approximately 92.8% of the Pre-Tax Income Target, or approximately $308.7 million. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed the Pre-Tax Income Target by approximately 7.2%, or approximately $23.8 million.

For 2025, the Committee set the TGIR Target at the range of $2,893.8 million to $2,950.0 million. For the covered executives, including the Named Executive Officers, to earn any TGIR Target-related bonus for 2025, the Company was required to post results that were approximately 97.1% of the TGIR Target, equivalent to $2,837.6 million. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed $3,007.4 million.

Effective November 1, 2024, CBIZ acquired the non-attest business of Marcum. At the time the 2025 EIP targets were set, the Committee specifically determined that all closing, integration or other extraordinary expenses relating to the Marcum acquisition should be excluded from Pre-Tax Income results under the 2025 EIP. The Committee reasoned that this exclusion would create an incentive to make meaningful acquisitions even if such purchases required additional reasonable investments. The Committee decided that creating this incentive would support the Company’s acquisition program, which would be in the best interests of shareholders.

At the time they were set, the Committee believed these Pre-Tax Income Targets and TGIR Targets were consistent with the EIP’s purpose of encouraging the achievement of positive long-term performance in the Company’s financial results and not penalizing the management team for challenging market conditions faced by each of the Company’s respective divisions.

The range of potential TMs applicable to 2025 Financially Based Awards is set out in the table below. Results between points are to be interpolated to calculate payouts.

Pre-tax Income Component ($M)	Multiplier	TGIR Component ($M)	Multiplier
At least 308.7	0.5	At least 2,837.6	0.5
312.1	0.6	2,848.9	0.6
315.5	0.7	2,860.1	0.7
318.9	0.8	2,871.3	0.8
322.3	0.9	2,882.6	0.9
325.7 – 339.7	1.0	2,893.8 – 2,950.0	1.0
342.5	1.1	2,959.6	1.1
345.3	1.2	2,969.1	1.2
348.1	1.4	2,978.7	1.4
350.9	1.6	2,988.3	1.6
353.7	1.8	2,997.8	1.8
356.5 and above	2.0	3,007.4 and above	2.0

The 2025 EIP provided the Compensation Committee with discretion to adjust the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax Income or TGIR. Examples of such items may include material acquisitions or divestitures, gain/loss on sale, accounting rule changes, or other extraordinary unplanned items. For 2025, the Committee made discretionary adjustments to the Pre-Tax Income results to account for integration costs related to the acquisition of the non-attest business of Marcum, amortization, legal settlements, gain on sale of a business, and incremental interest expense. No discretionary adjustments to the TGIR results were made by the Committee.

Pre-Tax Income results for purposes of the EIP were $323.0 million, and therefore the Pre-Tax Income TM was set at 0.915. TGIR results were $2,758.0 million and therefore the TGIR TM was set at 0.0.

For each of the Named Executive Officers, the TA, applicable TM, IPA, and EIP Bonuses for 2025 performance were as follows:

	Base Pay(1) ($)	Base Target Award (% Base Pay)	Base Target Award ($)	Indiv. Perform. Award ($)	70% Based on Pre-Tax Income			30% Based on TGIR			Total EIP Bonus ($)
Name					70% of Base Target Award ($)	Target Multi- plier	Pre-Tax Income Based Award ($)	30% of Base Target Award ($)	Target Multi- plier	TGIR Based Award
Jerome P. Grisko, Jr.	1,000,000	90%	900,000	—	630,000	0.915	576,000	270,000	—	—	576,000
Brad Lakhia	625,000	64%	400,000	100,000	280,000	0.915	256,000	120,000	—	—	356,000
Chris Spurio	875,000	64%	560,000	—	392,000	0.915	358,400	168,000	—	—	358,400
Michael Kouzelos	600,000	64%	384,000	24,000	268,800	0.915	245,760	115,200	—	—	269,760
Ware Grove(2)	554,000	64%	354,560	18,457	249,192	0.915	47,248	22,148	—	—	65,705

(1)

Base Pay is the annual base salary for each NEO approved by the Compensation Committee at its February 11, 2025 meeting, including Mr. Grove, who subsequently retired from his positions as the Company’s Senior Vice President and Chief Financial Officer.

(2)

As a result of his retirement from his positions as the Company’s Senior Vice President and Chief Financial Officer as of March 17, 2025, Mr. Grove received a pro-rated portion of the EIP bonus he would have received had he served in his positions for all of fiscal 2025.

In making the annual determination of the minimum, target, and maximum levels for the EIP awards, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SLT have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, supporting key strategic initiatives of the Company, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2019 OIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of NEOs other than the CEO, on the recommendation of the CEO, subject to the Committee’s approval. No merit-based cash bonuses were awarded or paid in 2025 to any of the Company’s NEOs.

Long-Term Equity Incentive (“LTI”) Compensation

The Company believes that equity incentive compensation programs under the 2019 OIP enable it to:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	align the interests of our NEOs with those of our shareholders;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Target LTI Grant Values

In February 2025, the Compensation Committee approved each Named Executive Officer’s 2025 target LTI grant value and the allocation of that value equally between time-based restricted stock units (“RSUs”) and performance share units (“PSUs”). The Compensation Committee believes this mix of equity compensation vehicles provides performance incentives that are aligned with shareholder interests and retention incentives for our Named Executive Officers. Generally, the Compensation Committee targets each NEO’s target LTI value within an acceptable range of the median of our peer group, consistent with our executive compensation philosophy. Therefore, target LTI award values may vary among the NEOs and can vary from year to year.

The 2025 Grants of Plan-Based Awards table shows each NEO’s 2025 target LTI grant value and the number of shares underlying the NEO’s 2025 RSU and PSU grants.

2025 Restricted Stock Units

RSUs provide retention value because they vest in one-third increments in each of the three years following the grant date. In addition, since the unit value is tied directly to the market value of the Company’s common stock, RSUs incentivize the NEOs to enhance shareholder value. The number of RSUs that vest on each vesting date is settled in a like number of shares of Company common stock and shares sufficient to pay tax obligations are withheld on vesting. Generally, an NEO must be continuously employed through each vesting date to receive a distribution of shares on that date.

2025 Performance Share Units

PSUs incentivize the NEOs to achieve key long-term financial goals that drive profitable growth and enhance shareholder value. Each NEO was granted two separate 2025 PSU awards each of which is described below:

Award	Weight	Performance Period	Performance Metric
PSU — Adjusted EPS	70%	three-year period ending 12/31/2027	Adjusted Earnings Per Share (“Adjusted EPS”)
PSU — TGIR	30%	three-year period ending 12/31/2027	Total Growth in Revenue (“TGIR”)

The number of PSUs earned at the end of the three-year performance period will vary based on actual results compared to the Adjusted EPS target and TGIR target, both non-GAAP measures. Each of Adjusted EPS and TGIR excludes significant non-operating related gains and losses that management does not consider on-going in nature. In the first 90 days of the fiscal year, the Committee established the minimum, target, and maximum levels of performance used to determine the potential number of PSUs earned, as shown in the 2025 Grants of Plan-Based Awards table.

The Committee selected Adjusted EPS as a performance metric because improvements in Adjusted EPS are highly correlative to enhancement in our share price, and the Committee selected TGIR because meaningful revenue growth drives the Company’s profitability, which in turn helps to enhance shareholder value.

The number of PSUs granted to each NEO was at a target level. Based on achieved performance, an NEO may earn between 50% and 300% of the target number of PSUs. The maximum payout under PSU awards was adjusted from 200% to 300% of target in fiscal 2025 compared to fiscal 2024. This adjustment was made with consideration of, and to provide additional incentive with respect to, the significant integration effort with respect to the Marcum acquisition that will be required during the performance period. If this effort is successful and the anticipated benefits of the acquisition can be delivered such that maximum performance levels of the awards are achieved, the Committee believes all shareholders will benefit and executives should be appropriately rewarded. However, if the threshold goal for a particular performance measure is not achieved by the end of the performance period, the NEOs will not earn any PSUs with respect to such performance measure. The number of PSUs earned at the conclusion of the performance period will be settled in a like number of shares of Company common stock and shares sufficient to pay tax obligations will be withheld on vesting. Generally, an NEO must be continuously employed through the end of the performance period to receive shares upon the settlement of earned PSUs.

With respect to determining results compared with performance targets, the Committee has the discretion to adjust the results and the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Adjusted EPS or TGIR. Examples of such items may include significant changes in the number of shares outstanding, significant changes in tax rates, material acquisitions or divestitures, gain or loss on the sale of assets, tax and accounting rule changes, or other extraordinary unplanned items.

Vesting of 2023 Performance Share Units

In 2023, the Board of Directors awarded PSUs to specified members of the SLT. The PSUs were to be earned at the end of three years if the Company achieved pre-established goals for that period. The 2023 PSU grants were weighted 70% based on achievement of an Adjusted EPS target for the three-year period ending December 31, 2025, and 30% based on achievement of a TGIR target for that same period. Two separate grants of PSUs were provided to each eligible participant: one relating to the three-year Adjusted EPS target and one relating to the three-year TGIR target. The number of the PSUs that could ultimately vest varies based on actual results compared to the Adjusted EPS target and TGIR target. Results between points are to be interpolated to calculate payouts. The Adjusted EPS target, TGIR target and applicable multipliers that were set in 2023 for the three-year period ended December 31, 2025, are as follows:

Adjusted EPS Target (70% of Award)		TGIR Target (30% of Award)
Adjusted EPS Proposed Target ($/share)	Target Multiplier	TGIR Target ($M)	Target Multiplier
At least 2.56	0.5	At least 1,662.7	0.5
2.63	0.6	1,681.7	0.6
2.69	0.7	1,700.8	0.7
2.76	0.8	1,712.3	0.8
2.82	0.9	1,723.9	0.9
2.89 – 3.04	1.0	1,729.7 – 1,828.6	1.0
3.10	1.1	1,834.6	1.1
3.17	1.2	1,842.7	1.2
3.23	1.3	1,858.9	1.3
3.29	1.4	1,879.3	1.4
3.36	1.6	1,899.9	1.6
3.42	1.8	1,941.5	1.8
3.48 or more	2.0	1,983.7 and above	2.0

The 2023 LTI Plan specifically provided that, with respect to determining results compared with performance targets included in the LTI Plan, the Compensation Committee was granted the discretion to adjust the results and the performance targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Adjusted EPS or TGIR. Examples of such items included significant changes in the number of shares outstanding, a significant unanticipated event that materially impacts the general economy, material acquisitions or divestitures, gain or loss on the sale of assets, tax and accounting rule changes, or other extraordinary unplanned items. For the 2023 LTI Plan, the Committee made discretionary adjustments to the Pre-Tax Income results for the purposes of calculating Adjusted EPS to account for integration costs related to the acquisition of the non-attest business of Marcum, legal settlements, gain on sale of a business, and incremental interest expense related to share repurchases in lieu of paying down debt.

Adjusted EPS results for the three-year period ended December 31, 2025 were $2.76/share, and therefore the Adjusted EPS target multiplier was equal to 0.80. TGIR results for the three-year period ended December 31, 2025, were $2,758.0 million, and therefore the TGIR target multiplier was equal to 2.0. Combining the adjusted results as multiplied, a weighted outcome yields settlement of a number of vested shares that are 1.16 times the original combined target awards.

Based on the performance achievement described above, the NEOs earned the following payouts for the 2023 PSUs.

Name	2023 PSU Target Awards (#PSUs)	Final PSU Payouts (#PSUs)
Jerome P. Grisko, Jr.	28,361	32,899
Brad Lakhia(1)	—	—
Chris Spurio	11,174	12,962
Michael Kouzelos	9,158	10,623
Ware Grove(2)	9,994	11,593

(1)	Mr. Lakhia was not eligible to receive any 2023 PSUs because he joined the Company in 2025.
(2)

In connection with his retirement from his positions as the Company’s Senior Vice President and Chief Financial Officer on March 17, 2025, pursuant to the terms of his second amended and restated employment agreement, Mr. Grove remained eligible to vest in all his outstanding and unvested PSU awards based on actual performance achieved through the end of the performance period.

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, can contribute the lesser of up to 80% of their annual salary or $23,500 (plus an additional $7,500 if the participant is at least 50 years old) to the Savings Plan on a before tax or Roth basis. Participants who are age 60-63 can defer more than the additional $7,500 – they can contribute an additional $11,250 for 2025. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Full-time employees who have attained age 18 are permitted to become participants in the Savings Plan first of the month following date of hire. All other employees (regular part-time, seasonal or temporary, including interns) are eligible after 12 months. Employer matching payments commence after participants have been employed for one year with at least 1,000 hours of service. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years of vesting service. Prior Employer Contributions may have a different vesting schedule.

Non-qualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SLT, any Business Unit Leader and any other employee scheduled to earn more than $300,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 50% of salary and commission and up to 80% of bonus and EACB. There is no employer match in this program. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan.

CBIZ 2007 Amended and Restated Employee Stock Purchase Plan

At the 2011 Annual Meeting, shareholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase up to 2,000,000 shares of CBIZ stock in aggregate at a 15% discount and may individually contribute up to $21,250 toward annual purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SLT are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ and its subsidiaries.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SLT with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs and did so again in 2025.

Certain of the Named Executive Officers, as set out in the Summary Compensation Table and the Fiscal Year 2025 All Other Compensation table, are provided with the use of Company automobiles, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company or private golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Fiscal Year 2025 All Other Compensation table on page 41.

When the Named Executive Officers, other than Mr. Grisko, use the Company’s golf club memberships for personal use, they reimburse CBIZ for all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. The value of each perquisite is calculated based upon aggregate incremental costs incurred by the Company in securing these benefits. Pursuant to his employment agreement, the Company pays for a golf club membership for Mr. Grisko. Mr. Grisko incurred and was reimbursed for and received a tax gross-up payment for payments related to a contractually required golf club membership.

The Company also paid for the cost of a life insurance policy required under the CEO’s employment agreement, as well as a tax gross-up payment to cover the income imputed to Mr. Grisko related to this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the golf club membership and life insurance policy was a negotiated requirement necessary to secure Mr. Grisko’s services as CEO. Furthermore, the Committee determined that provision of the life insurance policy was a more cost-effective method of securing a comparable benefit than through other methods such as a SERP or other more costly forms of pension benefits.

Employment and Other Agreements

The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers, as noted on page 54. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings “Employment or Other Agreements” on page 54 and “Potential Payments upon Termination or Change in Control” on page 46.

Consideration of 2025 Say-on-Pay Vote, Institutional Investor Opinion, and Proxy Advisory Firm Comments

In order to remain apprised of shareholder perceptions of the compensation paid to the Named Executive Officers, the Company recommended, and the shareholders concurred, that an annual shareholder non-binding advisory vote should be held on this issue. Accordingly, the Company has determined to hold annual say-on-pay votes.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SLT, as well as that of the Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the shareholders’ votes on the say-on-pay issue presented at the Company’s 2025 Annual Meeting. While the Committee noted that over 97% of shareholders voting at the Company’s 2025 Annual Meeting approved the 2024 compensation of the Company’s Named Executive Officers, the Committee was again mindful of shareholders with different views. The Committee also noted that the Company again continued its intensive efforts throughout 2025 to engage with all major institutional investors to ensure, in part, that its policies and actions are compatible with the views of the investors. In 2025 the CEO, CFO and the Head of our Investor Relations Program met with individuals and institutions holding approximately 47% of the Company’s outstanding stock. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at fiscal 2025 compensation of the Named Executive Officers.

The Committee noted that the Company’s 2025 say-on-pay proposal received support from ISS, a leading independence governance analysis and proxy voting advisor to institutional investors.

In 2025, the Committee again used compensation modeling provided by the Governance Firm’s services to assess the suitability of the CEOs’ compensation package and to confirm the validity of the data provided by Meridian. The Governance Firm’s data confirmed that the Meridian information was accurate, that the CEO’s compensation package as described in this proxy statement was consistent with median compensation data at comparable peer companies, and that the CEO’s total compensation, as stated in the Summary Compensation Table on page 40, presented a low level of concern in the categories evaluated by the Governance Firm’s quantitative analysis tools. All of these metrics confirm the Compensation Committee’s conclusion that the CEO’s compensation is appropriate.

Comparison of Compensation to Targets

In 2025, the Committee examined the compensation metrics made available to it from Meridian and ancillary data sources, made a full assessment of the individual performance of each member of the SLT, and compared the personal performance of the Named Executive Officers to the compensation data. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SLT as well as that of the Company in 2025, consistent with the views and interests of the Company’s institutional and individual investors, and generally in agreement with the range of target levels suggested by the data compiled by Meridian, the Governance Firm, and available from other ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SLT, including the Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of total compensation paid to similarly situated executives of the companies comprising the Company Peer Group and the Survey Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SLT, including the NEOs, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers compare appropriately to the Committee’s aggregate targets for their respective positions and were justified in light of the Company’s performance during 2025. The Committee found that the aggregate compensation of the Named Executive Officers was generally consistent with the allowable range of variation to the median pay levels of the Meridian Report.

The CEO’s target compensation for 2025 was $7,369,100, which was below and at the median range when compared with the Meridian Report’s median total compensation targets of $9,125,000 for the Company Peer Group and $8,514,000 for the Survey Peer Group, respectively. His total compensation in 2025, including the grant date fair value of long-term equity grants, was $7,063,348, which was within the median range compared to the median target values for comparable positions reflected in the Meridian Report.

The Committee’s conclusion that the CEO’s actual total compensation was within the range of median pay levels established by the Meridian Report data was confirmed by compensation modeling provided by the Governance Firm, which indicated that the CEO’s total compensation package, as stated in the Summary Compensation Table on page 40, was a “low concern” under the Governance Firm’s data. The Compensation Committee therefore determined that the CEO’s compensation was justified and consistent with the philosophy and targets established by the Committee.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not a material amount of the total compensation package. In addition, it was required as part of the Company commitment to provide the CEO with a life insurance policy under his amended employment agreement negotiated at the time of his appointment as CEO. Moreover, given that the CEO’s entire pay package as presented in the Summary Compensation Table on page 40 presented a “low concern” according to the Governance Firm, and the payment constituted a de minimis fraction of that package, the Committee believes that the payment was appropriate.

Mr. Lakhia’s total compensation of $4,289,862, including the grant date fair value of equity grants, was above the Meridian Report’s median total compensation target of $2,848,000 for the Company Peer Group and the Meridian Report’s median total compensation target of $2,838,000 for the Survey Peer Group. The Committee determined that the compensation package for the CFO was appropriately above the median range compared to the median target values for comparable positions reflected in the Meridian Report because he received an additional grant of RSUs with a fair value of $2,000,000 to compensate him for certain compensation from his prior employer that he forewent as a result of beginning his employment with the Company.

Mr. Spurio’s total compensation of $3,048,363, including the grant date fair value of equity grants, was also approximately aligned with the Meridian Report’s median total compensation target of $3,330,000 for the Company Peer Group and above the 75th percentile total compensation target of $2,102,000 for the Survey Peer Group. The Committee again determined that the compensation package for Mr. Spurio was acceptable because it fell within the range of median target values for comparable positions expressed in the Meridian Report with respect to the Company Peer Group. In addition, the Committee had access to market data regarding this position through the Company’s acquisition discussions and publicly available competitive intelligence. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that Mr. Spurio was compensated in a manner that was justified and consistent with the philosophy and targets established by the Committee.

Mr. Kouzelos’s total compensation was $2,107,837 in 2025. The Meridian Report reflected median total compensation of a division president as $3,330,000 for the Company Peer Group and $1,474,000 for the Survey Peer Group. The Committee determined that the compensation package for this position was below the median range of the Meridian Report with respect to the Company Peer Group but above the 75th percentile range with respect to the Survey Peer Group. The Committee again had access to market data regarding this position available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that Mr. Kouzelos was compensated in a manner that was justified and consistent with the philosophy and targets established by the Committee.

As previously disclosed, Mr. Grove retired from his positions as the Company’s Senior Vice President and Chief Financial Officer as of March 17, 2025. Mr. Grove’s total compensation of $167,988, including the grant date fair value of equity grants, was below the Meridian Report’s median total compensation target of $2,848,000 for the Company Peer Group and the Meridian Report’s median total compensation target of $2,838,000 for the Survey Peer Group. The Committee determined that the compensation package for the Former CFO was appropriately below the median range compared to the median target values for comparable positions reflected in the Meridian Report given his retirement from his positions, effective as of March 17, 2025.

2026 Compensation Adjustments

In early 2026, the Committee made certain limited adjustments to Named Executive Officer compensation. Base salaries for Named Executive Officers were not adjusted but the target LTI grant value for Mr. Kouzelos was increased by approximately 8%. Mr. Lakhia’s target EIP award as a percentage of base salary was increased by 25%. 2026 LTI grants were split equally between time-based RSUs and PSUs in a manner consistent with prior years and were otherwise on generally similar terms as described above.

The Committee’s long-standing compensation philosophy is to target total compensation for Named Executive Officers at or near the market median for similarly situated executives at comparable peer and survey groups. The Committee expects to further evaluate compensation levels over time consistent with its long-standing compensation philosophy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the expected tax treatment to the Company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Internal Revenue Code generally provides that the Company may not deduct compensation of more than $1,000,000 that is paid to a “covered employee” in any fiscal year. For this purpose, prior to January 1, 2018, covered employees generally were our NEOs serving on the last day of the year other than our CFO. Among other changes to Section 162(m), the exception for performance-based compensation was eliminated unless it qualifies for transition relief applicable to certain written binding contracts in place as of November 2, 2017, and the scope of covered employees was expanded to include the chief financial officer and certain former named executive officers. The Committee currently considers the deductibility under Section 162(m) of compensation awarded to its executives to the extent reasonably practical and consistent with our objectives, but the Committee may nonetheless approve compensation that does not fall within these requirements and may authorize compensation that results in non-deductible amounts above the limits if it determines that such compensation is in CBIZ’s best interests.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion, recommended to the Board of Directors that it be included in the Company’s proxy statement.

Compensation and Human Capital Committee

Rick L. Burdick, Chair Gina D. France Todd J. Slotkin A. Haag Sherman Benaree Pratt Wiley Rodney A. Young

COMPENSATION RISK ASSESSMENT

The Compensation and Human Capital Committee again conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits pledging or hedging of Company shares by officers or directors. CBIZ also has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending the CEO maintain stock valued at a multiple of five times his base salary. Other SLT members, including the remaining Named Executive Officers, are recommended to maintain between two and three multiples of base salary. New appointees to the Board and new members of the SLT are permitted variances from these standards provided they accumulate shares following their appointment.

Compensation Recoupment Policy

On August 9, 2023, the Compensation and Human Capital Committee and the Board adopted a recoupment policy for compensation paid to certain executive officers, including our NEOs, consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and the rules of the NYSE. That policy appears as an exhibit to the Company’s Form 10-K, filed with the SEC on February 23, 2024. This policy supersedes the clawback policy previously approved by the Committee and the Board in February 2018. The Committee and the Board will continue to review this policy and amend it as necessary, consistent with the requirements of the Dodd-Frank Act, other applicable federal acts, and related regulations as statutes or regulations are adopted and become effective.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other(4) Compensation ($)	Total ($)
Jerome P. Grisko, Jr. PEO, CEO & President	2025	993,750	5,237,677	576,000	255,920	7,063,348
	2024	950,000	3,066,177	1,111,500	239,944	5,367,621
	2023	950,000	2,745,345	1,277,370	240,814	5,213,529
Brad Lakhia PFO, SVP & CFO	2025	494,792	3,409,426	356,000	29,643	4,289,862

Chris Spurio(5) Former President, Financial Services	2025	862,500	1,813,409	358,400	14,053	3,048,363
	2024	762,125	1,238,020	620,000	13,807	2,633,952
	2023	659,500	1,081,643	621,036	12,475	2,374,654
Michael Kouzelos President, B&I Services	2025	595,000	1,229,024	269,760	14,053	2,107,837
	2024	553,571	986,293	448,000	13,807	2,001,671
	2023	506,123	886,494	469,997	12,475	1,875,089
Ware Grove(6) Former PFO, SVP & CFO	2025	155,000	—	—	12,988	167,988
	2024	550,201	1,031,485	643,200	33,990	2,258,876
	2023	520,246	967,419	483,893	32,658	2,004,216

(1)	Base salary amounts shown above represented actual salary earned during the year, reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions).
(2)

Represents the grant date fair value of RSUs and target PSUs as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until RSU restrictions lapse or PSUs are vested. See 2025 Grants of Plan-Based Awards table for the awards to which these values relate on page 41. The assumptions used in calculating these amounts are incorporated herein by reference to the Company’s consolidated financial statements, set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 26, 2026. The grant date fair value of the PSUs was determined based on the probable outcome of the applicable performance conditions. If the grant date value of the PSUs were determined based on the highest level of achievement of the applicable performance conditions, the grant fair value of the stock awards disclosed above would be $10,475,354 for Mr. Grisko; $4,975,980 for Mr. Lakhia; $3,626,732 for Mr. Spurio; and $2,458,048 for Mr. Kouzelos.

(3)

This column reflects amounts paid to each Named Executive Officer in February 2026, 2025 and 2024 for amounts earned pursuant to the EIP for 2025, 2024 and 2023, in each case, adopted by the Compensation and Human Capital Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2019 OIP. See “Compensation Discussion and Analysis–CBIZ Annual Executive Incentive Plan” beginning on page 29.

(4)	See Fiscal Year 2025 All Other Compensation table, below.
(5)	Mr. Spurio left the employment of the Company on January 31, 2026.
(6)	Mr. Grove retired from his positions as the Company’s Senior Vice President and Chief Financial Officer on March 17, 2025.

Fiscal Year 2025 All Other Compensation

Name	Perquisites and Other Personal Benefits(1) ($)	Insurance Premiums(2) ($)	Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service(3) ($)	Tax Gross-Up Reimbursement ($)	Total ($)
Jerome P. Grisko, Jr.	108,052	3,553	10,500	24,942	108,873	255,920
Brad Lakhia	—	2,931	—	12,750	13,962	29,643
Chris Spurio	—	3,553	10,500	—	—	14,053
Michael Kouzelos	—	3,553	10,500	—	—	14,053
Ware Grove	—	2,488	10,500	—	—	12,988

(1)	Life insurance premium for policy required under employment contract ($82,941), plus annual golf club membership dues ($25,111).
(2)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SLT, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)

Includes the aggregate cost to the Company of the annual lease value of the Named Executive Officer’s Company-provided automobile as well as amounts paid by the Company for the CEO’s use of car services.

2025 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jerome P. Grisko, Jr.	2025-02-11	450,000	1,170,000	2,070,000	—	—	—	—	—
	2025-02-14	—	—	—	15,082	30,164	90,492	—	2,618,838
	2025-02-14	—	—	—	—	—	—	30,164	2,618,838
Brad Lakhia	2025-03-17	200,000	500,000	900,000	—	—	—	—	—
	2025-03-17	—	—	—	5,508	11,015	33,045	—	783,277
	2025-03-17	—	—	—	—	—	—	11,014	783,206
	2025-03-17	—	—	—	—	—	—	25,917	1,842,958
Chris Spurio	2025-02-11	280,000	700,000	1,260,000	—	—	—	—	—
	2025-02-14	—	—	—	5,222	10,443	31,329	—	906,661
	2025-02-14	—	—	—	—	—	—	10,444	906,748
Michael Kouzelos	2025-02-11	192,000	480,000	864,000	—	—	—	—	—
	2025-02-14	—	—	—	3,539	7,078	21,234	—	614,512
	2025-02-14	—	—	—	—	—	—	7,078	614,512
Ware Grove(5)	2025-02-11	36,913	92,283	166,109	—	—	—	—	—

(1)

Represents range of potential payouts under the 2025 EIP. All awards under the 2025 EIP are at risk; therefore, potential award is $0.00 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum Pre-Tax Income and TGIR Targets and that no IPA is granted. “Target” values assume Company achieves Pre-Tax Income and TGIR Targets and that the IPA is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum TM for each Pre-Tax Income and TGIR Target and that the individual is awarded the maximum IPA. For additional information about the 2025 EIP, see “Compensation Discussion and Analysis-CBIZ Annual Executive Incentive Plan” beginning on page 29.

(2)

Represents number of PSUs at minimum, target, and maximum award levels. PSUs vest based on the achievement of Adjusted EPS (70%) and TGIR (30%) measures during a three-year performance period. For more information on the 2025 PSUs, see “Compensation Discussion and Analysis—2025 Performance Share Units” beginning on page 32.

(3)

Represents number of RSUs. The RSUs vest in one-third increments in each of the three years following the grant date, subject to the NEO’s continued employment through the vesting date, except as described in “Employment or Other Agreements” on page 54 and “Potential Payments upon Termination or Change in Control” on page 46.

(4)

Represents value of RSUs and PSUs on grant date as computed in accordance with FASB ASC Topic 718. The grant date value of the PSUs is based on the probable outcome of the applicable performance conditions.

(5)

Mr. Grove retired from his positions as the Company’s Senior Vice President and Chief Financial Officer on March 17, 2025; therefore, his amount is pro-rated for the period served from January 1, 2025 to March 17, 2025. Mr. Grove was not granted any stock awards in fiscal 2025.

At the 2019 Annual Meeting, the 2019 OIP was approved by our shareholders. The 2019 OIP gives Committee the sole authority to grant participants shares of CBIZ common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The 2019 OIP does not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. The 2019 OIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SLT, and other key employees throughout the Company.

Equity Grant Practices
Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2019 OIP and the agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.
Equity awards for continuing employees are typically granted at the beginning of the Company’s fiscal year, usually in February. Management’s recommendations to the Compensation and Human Capital Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting. The Company has not recently granted awards of stock options, stock appreciation rights, or similar option-like instruments, including no such instruments in 2025. Accordingly, the Company has no specific policy or practice on the timing of awards of such equity instruments in relation to the disclosure of material nonpublic information by the Company.
OUTSTANDING EQUITY AWARDS AT 2025 FISCAL
YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Jerome P. Grisko, Jr.	30,164	(2)	1,521,774	90,492	(5)	4,565,321
	15,469	(3)	780,411	46,408	(6)	2,341,284
	9,454	(4)	476,954	56,722	(7)	2,861,625
Chris Spurio (8)	10,444	(2)	526,900	31,329	(5)	1,580,548
	6,246	(3)	315,111	18,738	(6)	945,332
	3,725	(4)	187,926	22,348	(7)	1,127,457
Michael Kouzelos	7,078	(2)	357,085	21,234	(5)	1,071,255
	4,976	(3)	251,039	14,928	(6)	753,118
	3,053	(4)	154,024	18,316	(7)	924,042
Brad Lakhia	36,931	(9)	1,863,169	33,045	(10)	1,667,120
Ware Grove (11)	5,204	(3)	262,542	15,612	(6)	787,625
	3,331	(4)	168,049	19,988	(7)	1,088,395

(1)
The market value of shares or units that have not vested has been calculated using the closing price of the Company’s shares on December 31, 2025, as quoted on the NYSE ($50.45), the last business day of 2025.

(2)	RSUs, granted February 14, 2025. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(3)	RSUs granted February 9, 2024. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.
(4)	RSUs granted February 8, 2023. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.

(5)
PSUs granted February 14, 2025
(Performance Period Not Complete).
PSUs vest at the end of three years if the Company achieves the pre-established
goals for that period. The 2025 PSUs were weighted 70% based on achievement of an adjusted, non-GAAP
EPS target for the three-year period ending December 31, 2027, and 30% based on achievement of an adjusted, non-GAAP
TGIR target for that same period. The number of PSUs shown in the table is based on the achievement of maximum performance.

(6)
PSUs granted February 9, 2024
(Performance Period Not Complete)
. PSUs vest at the end of three years if the Company achieves the pre-established
goals for that period. The 2024 PSUs were weighted 70% based on achievement of an adjusted, non-GAAP
EPS target for the three-year period ending December 31, 2026, and 30% based on achievement of an adjusted, non-GAAP
TGIR target for that same period. The number of PSUs shown in the table is based on the achievement of maximum performance.

(7)
PSUs granted February 8, 2023
(Performance Period Completed)
. PSUs vest at the end of three years if the Company achieves the pre-established
goals for that period. The 2023 PSUs were weighted 70% based on achievement of an adjusted, non-GAAP
EPS target for the three-year period ending December 31, 2025, and 30% based on achievement of an adjusted, non-GAAP
TGIR target for that same period. The number of PSUs shown in the table is based on actual performance achievement.

(8)
In connection with Mr. Spurio’s departure from the Company in January 2026, Mr. Spurio became vested in his RSUs and became eligible to vest in all outstanding and unvested PSUs based on actual performance achieved through the end of the applicable performance period.

(9)
RSUs granted March 17, 2025. RSUs vesting is time-based, with 11,014 RSUs vesting in one-third
increments on each of the three anniversaries following the grant date and 29,917 RSUs vesting in one-half
increments on each of the eighteen-month anniversary and three-year anniversary following the grant date.

(10)
PSUs granted March 17, 2025
(Performance Period Not Complete).
PSUs vest at the end of three years if the Company achieves the pre-established
goals for that period. The 2025 PSUs were weighted 70% based on achievement of an adjusted, non-GAAP
EPS target for the three-year period ending December 31, 2027, and 30% based on achievement of an adjusted, non-GAAP
TGIR target for that same period. The number of PSUs shown in the table is based on the achievement of maximum performance.

(11)
In connection with Mr. Grove’s retirement from his positions as the Company’s Senior Vice President and Chief Financial Officer in March 2025, Mr. Grove remained eligible to vest in his unvested RSUs and remained eligible to vest in all outstanding and unvested PSUs based on actual performance achieved through the end of the applicable performance period.

OPTION EXERCISES AND STOCK VESTED IN 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jerome P. Grisko, Jr.	—	—	63,529	5,562,804
Brad Lakhia	—	—	—	—
Chris Spurio	—	—	27,150	2,377,043
Michael Kouzelos	—	—	23,906	2,092,731
Ware Grove	—	—	25,974	2,273,712

(1)	This amount represents the gross number of RSUs and PSUs that were vested in 2025.
(2)

This amount represents the aggregate number of shares or units vested, multiplied by the closing price of the Company’s shares on the vesting date of such RSUs and PSUs, as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

2025 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Jerome P. Grisko, Jr.	—	—	1,008,313	—	7,838,948
Brad Lakhia	18,750	—	390	—	19,140
Chris Spurio	—	—	—	—	—
Michael Kouzelos	—	—	78,945	—	536,473
Ware Grove	—	—	1,026,203	140,932	7,801,860

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.
(2)

100% of the executive contributions were amounts already otherwise reported in the Summary Compensation Table for 2025 and prior years. Earnings on the executive contributions were at market rates and, therefore, were not subject to disclosure in the Summary Compensation Table. 0% of these funds are derived from registrant contributions.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 50% of their base compensation, and up to 50%, after taxes, of any commission as well as 80% of bonus compensation, including Equity Aligned Cash Bonus, earned throughout the year, and to invest such compensation in one or more of 37 stock, bond and money market investment funds available during the year. The 2025 at-market rates of return of the investment choices available to participants ranged from 2.85% to 35.17%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Internal Revenue Code Section 409A. There is no employer match in this program.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table on page 47 reflects the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment in the circumstances specified. The tables include the amount of compensation payable to each Named Executive Officer upon (i) voluntary termination and retirement as defined in the 2019 OIP, (ii) involuntary termination without cause or, in the case of our CEO only, for good reason prior to a change in control (or more than 24 months thereafter in the case of our CEO), (iii) involuntary termination without cause or for good reason following a change in control (and within 24 months thereafter in the case of our CEO), and (iv) in the event of disability. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2025, and are estimates of the amounts that would be paid to the executives upon their termination in the specified circumstances. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination. Moreover, the amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company and may differ from the amounts disclosed in the table.

On March 17, 2025, Mr. Grove retired from his positions as the Company’s Senior Vice President and Chief Financial Officer. Upon his retirement, he remained eligible to vest in all unvested RSUs and remained eligible to vest in all outstanding and unvested PSUs based on actual performance achieved through the end of the applicable performance period. As of Mr. Grove’s retirement date, the value of the unvested RSUs was $606,948, and the estimated value of the PSUs was $1,265,758. Because Mr. Grove’s retirement occurred before the last day of the fiscal year, only the benefits he actually received in connection with his retirement are required to be disclosed in this section; accordingly, Mr. Grove is excluded from the table below.

On January 31, 2026, Mr. Spurio left the employment of the Company. His departure was treated as an involuntary termination without cause prior to a change in control. Upon his departure, Mr. Spurio became entitled to a severance payment of $1,408,145, payable in 24 semi-monthly installments, all of his unvested RSUs immediately vested, and all of his outstanding and unvested PSUs became eligible to vest based on actual performance achieved through the end of the applicable performance period. In addition, Mr. Spurio entered into a consulting agreement with the Company pursuant to which he will provide consulting services for one-year following his termination of employment in consideration for a monthly consulting fee of $62,868. Pursuant to SEC rules, the amounts set forth for Mr. Spurio in the table below are based on a hypothetical termination occurring on December 31, 2025, under the circumstances specified.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	accrued base salary and non-equity incentive compensation earned during the fiscal year;

•	vested equity grants pursuant to the 2019 OIP or its predecessor plan; and

•

vested amounts under the CBIZ Employee Retirement Savings Plan, the Non-qualified Deferred Compensation Plan, and any other employee benefit plan in which the Named Executive Officer participates, in accordance with the terms and conditions thereof.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks and are paid for by the Company. Thereafter, Named Executive Officers, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $15,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)		After Change in Control Termination w/o Cause or for Good Reason ($)		Voluntary Termination ($)		Death ($)		Disability ($)
Jerome P. Grisko, Jr.	Severance Pay	4,592,280	(1)	6,888,420	(2)	—		—		—
	Death Benefit Payments	—		—		—		2,000,000	(3)(16)	—
	Disability Payments	—		—		—		—		390,000	(4)
	RSU Acceleration	2,779,139	(5)	2,779,139	(5)	2,779,139	(6)	2,779,139	(5)	2,779,139	(5)
	PSU Acceleration	4,123,228	(5)	4,123,228	(5)	4,123,228	(6)	4,123,228	(5)	4,123,228	(5)
	Automobile	140,000	(7)	140,000	(7)	—		—		—
	2 Years Benefits Continuation	31,194	(8)	31,194	(8)	—		—		—
	Club Membership	46,074	(9)	46,074	(9)	—		—		—
Brad Lakhia	Severance Pay	1,729,688	(10)	1,729,688	(10)	—		—		—
	Death Benefit Payments	—		—		—		—		—
	Disability Payments	—		—		—		—		277,500	(4)
	RSU Acceleration	1,863,169	(11)	1,863,169	(12)	1,863,169	(6)	1,863,169	(13)	1,863,169	(13)
	PSU Acceleration	555,707	(11)	555,707	(12)	555,707	(6)	555,707	(13)	555,707	(13)
Chris Spurio	Severance Pay	1,481,514	(14)	1,481,514	(14)	—		—		—
	Death Benefit Payments	—		—		—		—		—
	Disability Payments	—		—		—		—		352,500	(4)
	RSU Acceleration	1,029,937	(15)	1,029,937	(15)	1,029,937	(6)	1,029,937	(13)	1,029,937	(13)
	PSU Acceleration	1,563,244	(15)	1,563,244	(15)	1,563,244	(6)	1,563,244	(13)	1,563,244	(13)
Michael Kouzelos	Severance Pay	1,076,542	(14)	1,076,542	(14)	—		—		—
	Death Benefit Payments	—		—		—		—		—
	Disability Payments	—		—		—		—		270,000	(4)
	RSU Acceleration	762,148	(15)	762,148	(15)	762,148	(6)	762,148	(13)	762,148	(13)
	PSU Acceleration	1,195,665	(15)	1,195,665	(15)	1,195,665	(6)	1,195,665	(13)	1,195,665	(13)

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to the CEO’s employment agreement.
(2)	Amount represents three times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to the CEO’s employment agreement.
(3)

Death benefits under life insurance policies are not paid by the Company. Each Named Executive Officer is enrolled in a plan paid for by the Company that provides a death benefit equal to one times base salary to a maximum of $50,000. Officers also are given the opportunity to enroll in an optional life insurance plan offered by the Company for which they must pay the premiums. Any death benefit for either plan is paid by the applicable insurance carrier according to the contract provisions.

(4)

Benefits shown represent the first year of disability payments assuming the employee’s disability has been approved by the Company’s insurance carrier. Benefits which amount to 60% of the employee’s pay are payable for a maximum period of 26 weeks under the CBIZ Short-Term Disability plan, after which time benefits would then be paid through the Company’s Long-Term Disability program (“LTD”) at an amount equal to up to 60% of the employee’s pay with a maximum monthly benefit of $15,000. After the first year of disability, payments are only made through the LTD plan with benefits amounting to a maximum of $180,000 per year, until maximum benefits are reached for each Named Executive Officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability and the age of the Named Executive Officer at the time of the original disability.
(5)

Value is calculated as the number of RSUs, or target number of PSUs held by executive on December 31, 2025, multiplied by the closing price of the Company’s shares on December 31, 2025, as quoted on the NYSE ($50.45), the last trading day of 2025. Payable pursuant to the CEO’s employment agreement, which provides for accelerated vesting of all options and restricted stock awards upon termination of the CEO’s employment by the Company without cause, by the CEO for good reason, or due to the CEO’s death or disability.

(6)	The Compensation and Human Capital Committee may choose to accelerate vesting of equity grants in the event of a voluntary departure. If no acceleration is approved, this value would be $0.
(7)

Kelley Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to the CEO for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(8)

Cost of maintaining benefits in which the CEO was enrolled at the end of 2025 for period of two years. At the end of 2025, the CEO was also entitled to be enrolled in a life insurance program called for under the CEO’s employment agreement.

(9)	The CEO’s employment agreement calls for payment of membership fees in a club of his choice. Amount stated is the annual membership fees and dues.
(10)

Amount represents $50,000 plus one and one-half times the sum of Mr. Lakhia’s then current year base salary plus his target EIP award, payable over 24 months, pursuant to his employment agreement. For a termination occurring on or after the date on which Mr. Lakhia has been employed for at least two years, the EIP component of his severance will be based on his average EIP award for the two completed years preceding his termination date.

(11)

Value is calculated as the number of unvested RSUs or PSUs held by executive on December 31, 2025, multiplied by the closing price of the Company’s shares on December 31, 2025, as quoted on the NYSE ($50.45), the last trading day of 2025. Payable pursuant to Mr. Lakhia’s employment agreement, which provides for accelerated vesting of the “Make Whole RSUs” if his employment is terminated by the Company without cause. In addition, the Compensation and Human Capital Committee may choose to accelerate vesting of equity grants in the event of a voluntary departure, a termination without cause, or a termination by the executive for good reason. If no acceleration is approved for the remaining RSUs, this value would be $1,307,513 (i.e., the value of the Make Whole RSUs), and if no acceleration is approved for the PSUs, the value disclosed for the PSU Acceleration would be $0.

(12)

Value is calculated as the number of unvested RSUs or PSUs held by executive on December 31, 2025, multiplied by the closing price of the Company’s shares on December 31, 2025, as quoted on the NYSE ($50.45), the last trading day of 2025. Payable pursuant to Mr. Lakhia’s employment agreement, which provides for accelerated vesting of all unvested RSUs and PSUs (valued at target) under his employment agreement if his employment agreement is terminated by the Company without cause within 24 months following a change in control.

(13)	The 2019 OIP provides for accelerated vesting of equity awards upon termination due to death or disability.
(14)

Amount represents one times the sum of the then current year base salary plus the average of the executive’s EIP and bonus payments for the prior three years, payable over 12 months, pursuant to the Company’s Corporate Executive Severance Policy.

(15)

Value is calculated as the number of unvested RSUs or PSUs held by executive on December 31, 2025, multiplied by the closing price of the Company’s shares on December 31, 2025, as quoted on the NYSE ($50.45), the last trading day of 2025. Payable pursuant to Compensation and Human Capital Committee action taken May 22, 2012, to accelerate pending restricted share grants to employees in the event of a change in control.

(16)	Proceeds payable under a Company-paid life insurance policy provided to our CEO under the CEO’s employment agreement. Our CEO is also eligible for the death benefits described above in footnote (3).

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Grisko, our CEO. Mr. Grisko had fiscal 2025 annual total compensation of $7,063,348 as reflected in the Summary Compensation Table included in this proxy statement. We estimate that the annual total compensation for our median employee was $105,230 for 2025. We determined our median employee by using 2025 W-2 wages for all CBIZ employees other than our CEO. We selected December 31, 2025, as the date upon which we would identify the median employee. Once we identified our median employee, we combined all elements of that employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K to determine the median employee’s annual total compensation. Mr. Grisko’s 2025 total annual compensation was approximately 67.1 times that of the annual total compensation for our median employee.

PAY VS. PERFORMANCE COMPARISON
As discussed in the Compensation Discussion & Analysis above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of the Company’s financial, operational, and strategic objectives, and to align our executive pay with key metrics that we have identified as a result of discussions with our shareholders in the course of our ongoing investor relations program. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2025, 2024, 2023, 2022 and 2021.

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for non-PEO NEOs (3) ($)	Average Compensation Actually Paid to non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)	Basic EPS ($)
					Company Total Shareholder Return ($)	Peer Group Total Shareholder Return (5) ($)
2025	7,063,348	2,020,674	2,403,513	1,090,418	189.59	106.33	115.44	1.84
2024	5,367,621	9,878,939	2,298,166	3,974,885	307.52	126.38	41.04	0.78
2023	5,213,529	9,147,241	2,084,653	3,692,761	235.21	109.66	120.97	2.42
2022	4,882,383	9,764,850	2,038,048	4,101,129	176.06	97.93	105.35	2.05
2021	5,052,401	9,612,920	2,129,323	4,100,152	147.01	121.44	70.89	1.35

(1)
The dollar amounts reported are the amounts of total compensation reported for our CEO in the Summary Compensation Table for fiscal years 2025, 2024, 2023, 2022 and 2021. Mr. Grisko served as CEO for each of the years presented.

(2)
The dollar amounts reported represent the amount of “compensation actually paid” to our CEO as computed in accordance with SEC rules. The dollar amounts include adjustments to Summary Compensation Table values for our CEO, as set forth below. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO during the applicable year.

(3)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following NEOs by year:
2025: Brad Lakhia, Ware Grove, Chris Spurio and Michael Kouzelos
2024: Ware Grove, Chris Spurio and Michael Kouzelos
2023: Ware Grove, Chris Spurio and Michael Kouzelos
2022: Ware Grove, Chris Spurio and Michael Kouzelos
2021: Ware Grove, Chris Spurio and Michael Kouzelos

(4)
The dollar amounts reported represent the aggregate amount of “compensation actually paid” to our non-CEO
NEOs as
computed
in accordance with SEC rules. The dollar amounts include the adjustments to Summary Compensation Table values for these NEOs, as set forth below. The dollar amounts do not reflect the actual amounts of compensation paid to our NEOs during the applicable year.

(5)
Reflects cumulative TSR on investment of $100 as of the beginning of each measurement period of the Company Peer Group (constituent companies defined on page 26), as described in the CD&A of the proxy statement. The composition of the Company Peer Group has been generally consistent over the period covered by the table, with certain companies having been removed or added to reflect acquisitions, divestitures, material changes in revenue scale relative to the Company, or other similar developments. As noted above on page 26, the Company Peer Group disclosed in this proxy statement and used to calculate TSR for 2025 differs from the Company Peer Group disclosed in the 2025 proxy statement, as several companies were removed or added to better reflect CBIZ’s market for executive talent after the acquisition of the non-attest
business of Marcum. For more information on changes to the Company Peer Group in a specified year, see the relevant disclosure in the proxy statement for that year.

Comparison of TSR Using Newly Selected Peer Group vs. Prior Peer Group
2025: $106.33 (new peer group) vs. $130.05 (prior peer group).
2024: $126.38 (new peer group) vs. $157.30 (prior peer group).
2023: $109.66 (new peer group) vs. $134.77 (prior peer group).
2022:$97.93 (new peer group) vs. $117.11 (prior peer group).
2021: $121.44 (new peer group) vs. $138.04 (prior peer group).
To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deducted from or added to (as applicable) our CEO’s “Total” compensation as reported in the Summary Compensation Table (“SCT”):

Compensation Actually Paid to the PEO Table	2025	2024	2023	2022	2021
Total Compensation for CEO as reported SCT for the covered year	$7,063,348	$5,367,621	$5,213,529	$4,882,383	$5,052,401
Deduct pension values reported in SCT for the covered year	$—	$—	$—	$—	$—
Deduct grant date fair value of equity awards reported in SCT for the covered year	$5,237,677	$3,066,177	$2,745,345	$2,163,081	$2,238,269
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$—	$—	$—	$—	$—
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$3,043,548	$4,367,202	$3,550,230	$2,658,456	$3,182,881
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$—	$—	$—	$—	$—
Add dividends paid on unvested shares/share units and stock options	$—	$—	$—	$—	$—
Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$(3,212,770)	$2,823,040	$2,932,715	$4,503,936	$2,623,284
Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	$364,226	$387,252	$196,112	$(116,844)	$992,623
Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$—	$—	$—	$—	$—
Compensation Actually Paid to CEO	$2,020,674	$9,878,939	$9,147,241	$9,764,850	$9,612,920

To calculate the amounts in the “Average Compensation Actually Paid to
Non-CEO
NEOs” column in the table above, the following amounts were deducted from or added to (as applicable) the average of the “Total” compensation of our non-CEO
named executive officers for each applicable year, as reported in the SCT for that year:

Compensation Actually Paid to the Non-PEO NEOs Table	2025	2024	2023	2022	2021
Total Compensation for Other NEOs as reported SCT for the covered year	$2,403,513	$2,298,166	$2,084,653	$2,038,048	$2,129,323
Deduct pension values reported in SCT for the covered year	$—	$—	$—	$—	$—
Deduct grant date fair value of equity awards reported in SCT for the covered year	$1,612,965	$1,085,266	$978,519	$913,432	$945,152
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$—	$—	$—	$—	$—
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$1,046,699	$1,545,761	$1,265,403	$1,122,620	$1,344,033
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$—	$—	$—	$—	$—
Add dividends paid on unvested shares/share units and stock options	$—	$—	$—	$—	$—
Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$(856,855)	$1,054,278	$1,238,412	$1,901,872	$1,127,484
Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	$110,026	$161,945	$82,812	$(47,979)	$444,464
Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$—	$—	$—	$—	$—
Compensation Actually Paid to Other NEOs	$1,090,418	$3,974,885	$3,692,761	$4,101,129	$4,100,152
Pay for Performance Alignment
The following table identifies the four most important financial performance measures used by our Compensation Committee to link the “compensation actually paid” (CAP) to our CEO and other NEOs in 2025, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A above.

Financial Performance Measures
Pre-Tax Income	Earnings Per Share	Adjusted Earnings Per Share	Total Growth in Revenue

Comparative Relationship Disclosure
The charts below reflect how the CAP over the five-year period ended December 31, 2025, generally aligns well over the overall period to trends in the Company’s TSR, net income and basic EPS results. The first chart demonstrates that the Company’s TSR was favorably aligned with the Company’s CAP to the CEO and the remaining NEOs over each of 2021, 2022, 2023, 2024 and 2025. The Company experienced strong growth in its stock price from 2021 through 2024, before declining in 2025. The Company’s TSR also exceeded the peer group TSR over the reviewed period. Peer Group TSR was more volatile over such four-year period and did not show the steady increase that is reflected in the results of the Company TSR. The remaining two charts indicate that while CEO and NEO CAP were aligned with net income and basic EPS results in 2022 and 2024, the CAP data was lower than expected given the strong Company financial performance in 2023. Company TSR proved to be a much more valid comparison for the CAP figures throughout the five-year period. Given the extraordinary results in Company TSR in 2024, the CAP figures
are low by comparison.

CAP vs. Company and Peer Group TSR
Compensation Actually Paid ("CAP")
Total Shareholder Return
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$350
$300
$250
$200
$150
$100
$50
$0
$9,613
$9,765
$9,147
$9,879
$2,021
$4,100
$4,101
$3,693
$3,975
$1,090
$147
$176
$235
$308
$190
$121
$98
$110
$126
$106
2021
2022
2023
2024
2025
CAP to CEO
Average CAP to Other NEOs
Company TSR
Peer Group TSR

CAP vs. Net Income
Compensation Actually Paid (“CAP”)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$150
$100
$50
$0
Net Income
$9,613
$9,765
$9,147
$9,879
$2,021
$4,100
$4,101
$3,693
$3,975
$1,090
$71
$105
$121
$41
$115
2021
2022
2023
2024
2025
CAP to CEO
Average CAP to Other NEOs
Net Income

Employment or Other Agreements
On September 1, 2016, the Compensation and Human Capital Committee of the Board entered int
o a new employment agreement with Mr. Grisko. The terms of this agreement require the following: (1) base salary of not less than $642,000; (2) eligibility to receive annual bonuses upon the achievement of pre-established
performance goals which are set by the Compensation and Human Capital Committee after consultation with Mr. Grisko; (3) eligibility for annual equity compensation grants valued at no less than 80% of the grant date fair value of the grants awarded to the CEO on May 10, 2016; (4) reimbursement or payment of premiums sufficient to fund an ongoing death benefit life insurance policy; (5) payment of club membership fees and dues to a private club of his choosing, and a Company-provided automobile of his choosing for business use; (6) payment of tax gross-up
fees related to the life insurance policy and club membership fees; (7) inclusion of “double-trigger” provisions for compensation to be paid in various events of termination, including but not limited to (a) in the event of a termination by the Company without cause or the CEO with Good Reason (as defined in the CEO’s employment agreement) within 24 months following a change in control, compensation in the amount of three times the sum of the CEO’s then current Base Salary plus Average Bonus, and (b) in the event of a termination by the Company without cause or by the CEO with Good Reason not related to a change in control, compensation in the amount of two times the sum of the CEO’s then current Base Salary plus Average Bonus; (8) acceleration of the vesting of equity grants in the event the CEO is terminated by the Company without cause or by the CEO for Good Reason with stock options remaining exercisable until the original expiration date; (9) continued participation for two years in CBIZ health and welfare benefit plans following termination; (10) receipt at termination other than for cause of title to any company vehicle then in use by the CEO; (11) restrictions on payments to the CEO related to compliance with Section 409A of the Internal Revenue Code; and (12) imposition of non-disclosure,
non-interference,
and
non-disparagement
restrictive covenants on the CEO, and a requirement to execute a release of claims to receive seve ra
nce benefits.

On November 27, 2024, the Company entered into an employment agreement with Mr. Lakhia. Under the employment agreement, Mr. Lakhia’s base salary was initially $625,000, his annual target short-term incentive award was initially 80% of base salary, and he received an initial grant of equity awards with a fair value of $1,700,000, split equally between restricted stock units and performance share units with terms similar to awards granted to other executives of the Company. In addition, in order to compensate Mr. Lakhia for certain compensation from his prior employer that he forewent as a result of his transition, he received an additional equity grant with a fair value of $2,000,000 in the form of restricted stock units, vesting in two equal installments 18 months and three years after his employment start date (the “Transition RSUs”). If Mr. Lakhia’s employment is terminated by the Company without cause (as defined in the employment agreement), he will be entitled to, among other benefits and subject to receipt of a customary release and other terms, full vesting of the Transition RSUs and cash payments in the amount of $50,000 plus 1.5 times the sum of his annual base salary and average of the short-term incentive award payout in the prior two years. If the termination without cause occurs within two years of a change of control (as defined in the employment agreement), then, in addition to the foregoing, all unvested restricted stock units and performance share units (at target) will vest.

The President, Benefits & Insurance Services is entitled to participate in the compensation programs available to the SLT and is subject to the restrictive covenants of his confidentiality and non-solicitation agreements. Under the CBIZ Executive Severance Policy, Mr. Kouzelos is entitled to severance in the amount of one times the sum of his then current year base salary plus the average of his EIP and bonus payments for the prior three years if he is terminated by the Company at any time other than for cause or if he terminates employment for good reason following a change in control.

On January 31, 2026, Mr. Spurio left the employment of the Company and no longer serves as the Company’s President, Financial Services.

On March 17, 2025, Mr. Grove retired from his positions as the Company’s Senior Vice President and Chief Financial Officer and transitioned into a new role as a Senior Advisor to the Company to assist and support with the transition of the Company’s new Chief Financial Officer. In connection therewith, Mr. Grove entered into a second amended and restated employment agreement with the Company. Pursuant to the terms of the second amended and restated employment agreement, Mr. Grove (1) will receive an annual base salary of $50,000, (2) received a pro-rata amount of his 2025 EIP award based on the achievement of applicable performance goals, (3) remains eligible to participate in all health and welfare benefit plans and other employee benefit plans provided by the Company and (4) retained all outstanding and unvested RSUs and eligibility to vest in all outstanding and unvested PSUs based on actual performance achieved through the end of the applicable performance period. Notwithstanding the foregoing, all outstanding and unvested RSUs shall immediately vest and all outstanding and unvested PSUs shall immediately vest at target performance in the event (i) the Company terminates the second amended and restated employment agreement prior to the expiration of the initial term, or (ii) of Mr. Grove’s death or “Disability” (as defined by the 2019 OIP).

DIRECTOR COMPENSATION

For fiscal 2025, Non-Employee Director Compensation consisted of:

•	a $85,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•

a $25,000 Audit Committee Chair fee, a $20,000 Compensation and Human Capital Committee Chair fee, a $15,000 Nominating and Governance Committee Chair fee paid to the chairpersons of each respective committee, and a Non-Executive Chair of the Board fee of $125,000 paid to the Non-Executive Chair of the Board;

•	no meeting attendance fees; and

•

an annual equity grant of approximately $175,000 worth of restricted shares (valued on grant date) to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the second regularly scheduled meeting of the Compensation and Human Capital Committee each year. The equity grant is awarded upon passage of a resolution of the Compensation and Human Capital Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer be deposited into the Plan. There is no matching payment with respect to the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Non-qualified Deferred Compensation Plan. During 2025, the rates of return for these investment choices ranged from 2.85% to 35.17%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

2025 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Rick L. Burdick	221,250	(4)	175,021	—	—	3,001	399,272
Michael A. DeGroote	50,625	(5)	—	—	—	1,936	52,561
Gina D. France	82,500	(6)	175,021	—	—	3,001	260,522
Richard T. Marabito	107,500	(7)	175,021	—	—	3,001	285,522
Kathy A. Raffa	63,750	(8)	175,021	—	—	1,065	239,836
A. Haag Sherman	82,500	(9)	175,021	—	—	3,001	260,522
Todd J. Slotkin	82,500	(10)	175,021	—	—	3,001	260,522
Benaree Pratt Wiley	96,250	(11)	175,021	—	—	3,001	274,272
Rodney A. Young	82,500	(12)	175,021	—	—	3,001	260,522

*

Director Jerome P. Grisko, Jr. also acts as CEO, and he received no additional compensation or awards in connection with his role as a director. Therefore, his compensation is not included in the 2025 Director Compensation Table and appears in the Summary Compensation Table on page 40.

(1)

Amount represents grant date fair value of 2,361 shares of restricted stock awarded to each non-employee director in 2025 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse. Mr. DeGroote was not awarded any restricted stock in 2025 due to his retirement at the expiration of his term on May 15, 2025.

(2)	No preferential payments are made by the Company to the participants of the Directors Deferred Compensation Plan.
(3)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SLT. Other than premium payments for this coverage, no other compensation is provided to Directors.

(4)

Annual retainer fee, Chair fee, and Compensation and Human Capital Committee chair fee deposited into the director’s deferred compensation plan account. On December 31, 2025, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 3,336 shares.

(5)	Partial annual retainer fee. Mr. DeGroote retired from his seat on the Board effective at the expiration of his term on May 15, 2025.
(6)	Annual retainer fee. On December 31, 2025, the aggregate number of unvested restricted stock awards held by Ms. France was 3,336 shares.
(7)

Annual retainer fee and Audit Committee chair fee. On December 31, 2025, the aggregate number of vested option awards held by Mr. Marabito was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Marabito was 3,336 shares.

(8)	Annual retainer fee. On December 31, 2025, the aggregate number of unvested restricted stock awards held by Ms. Raffa was 2,361 shares.
(9)

Annual retainer fee. On December 31, 2025, the aggregate number of vested option awards held by Mr. Sherman was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Sherman was 3,336 shares.

(10)	Annual retainer fee. On December 31, 2025, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 3,336 shares.
(11)

Annual retainer fee and Nominating and Governance Committee chair fee, of which Mrs. Wiley elected to contribute $21,250 to her deferred compensation plan account. On December 31, 2025, the aggregate number of unvested restricted stock awards held by Mrs. Wiley was 3,336 shares.

(12)

Annual retainer fee. On December 31, 2025, the aggregate number of vested option awards held by Mr. Young was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Young was 3,336 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met, at the time of the transactions, and currently meet, these standards. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Professional Conduct and Ethics, internal procedures, and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Director of Internal Audit, Chief Legal Officer, or other members of management.

A number of the businesses acquired by the Company are located in properties owned indirectly by, and leased from persons employed by the Company, none of whom are members of the Company’s SLT. In the aggregate, we paid approximately $4.8 million during the year ended December 31, 2025, under such leases.

Thomas Raffa, the spouse of Kathy A. Raffa, a member of our Board of Directors, owns a minority equity interest in each of Pierag Global Services LLC and Pierian Inc., both of which provide outsourced services to the Company. In the aggregate, we paid approximately $1.2 million during the year ended December 31, 2025, to such companies. The Company had no interaction with Mr. Raffa in connection with its commercial relationship with Pierag Global Services LLC and Pierian Inc., and the agreements with these entities were negotiated at arms-length and contained terms that were no less favorable than what could have been obtained from an unaffiliated third party.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs, a majority of whom are employed by CBIZ subsidiaries and provide audit and attestation services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2025 fiscal year, its officers, directors and 10% shareholders complied with all Section 16(a) filing requirements in a timely fashion.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2025. All outstanding awards relate to our common stock. Numbers of securities are stated in thousands.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares x 1000)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available (x 1000) for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by shareholders	150	(1)	$35.22	2,200	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	150		$35.22	2,200

(1)	Awarded under the 2014 Stock Incentive Plan. The weighted-average exercise price does not take PSU and RSU awards into account.
(2)

Includes reduction for currently issued restricted stock and assumes maximum payout of PSU grants under the 2019 OIP. Also includes 407,820 shares of our common stock remaining available for purchase under the ESPP on December 31, 2025.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to the shareholders prior to the 2027 Annual Meeting of Shareholders, a shareholder proposal pursuant to SEC Rule 14a-8 under the Exchange Act must be received by CBIZ not later than December 3, 2026. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Additionally, a shareholder may nominate an individual for election as a director or bring other business before the 2027 Annual Meeting of Shareholders (other than proposals governed by Rule 14a-8) by providing written notice to the Company, in the required form, on or after January 14, 2027, and no later than February 13, 2027, to the Company’s Corporate Secretary at CBIZ, Inc., 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, Attention: Corporate Secretary. Such notices must also comply with the requirements of the Bylaws and other applicable law, and no director nomination or shareholder proposal may be presented at the 2027 Annual Meeting of Shareholders otherwise. In addition to satisfying the advance notice requirements under the Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act as of the date of any notice of a director nominations for the 2027 Annual Meeting of Shareholders. Detailed information for submitting nominees or proposals will be provided upon written request to CBIZ’s Corporate Secretary. No shareholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

The Board is soliciting proxies, and CBIZ bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks, and other shareholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers, and employees of CBIZ may solicit proxies by personal interview, telephone, or telecopy. These persons will receive no additional compensation for such services.

The 2025 Annual Report, including financial statements and a Letter to Shareholders is being furnished to all shareholders entitled to vote at the Annual Meeting. CBIZ will furnish or mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2025, to each shareholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

HOUSEHOLDING

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call CBIZ’s Corporate Secretary at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, phone (216) 447-9000. If your shares are held in “street name,” you should contact your broker, bank, or other nominee who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials. Beneficial owners sharing an address who are receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact CBIZ’s Corporate Secretary at the address or telephone number above.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Jaileah X. Huddleston, Corporate Secretary

Independence, Ohio
April 2, 2026

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 4:00 a.m., Eastern Time on May 14, 2026. Online Go to www.envisionreports.com/CBIZ or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.envisionreports.com/CBIZ 2026 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommends a vote FOR all director nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain 01—Richard T. Marabito 02—Rodney A. Young 2. To ratify KPMG LLP as CBIZ’s independent registered public For Against Abstain 3. To approve, on an advisory basis, the named executive officer For Against Abstain accounting firm. compensation. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 22 A M

2026 Annual Meeting Admission Ticket 2026 Annual Meeting of CBIZ, Inc. Shareholders May 14, 2026, 8:00 a.m. Eastern Time CBIZ, Inc. Headquarters 5959 Rockside Woods Blvd. N. Suite 600 Independence, Ohio 44131 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/CBIZ Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CBIZ qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q CBIZ, Inc. Notice of 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2026 CBIZ, Inc. Headquarters 5959 Rockside Woods Blvd. N | Suite 600 Independence, Ohio 44131 Rick L. Burdick and Gina D. France, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CBIZ, Inc. to be held on May 14, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed. If no such directions are indicated, shares represented by this proxy will be voted FOR the election of the nominees recommended by the Board of Directors and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below.